UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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☑ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12
ITC Holdings Corp.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

27175 ENERGY WAY
NOVI, MICHIGAN 48377

April 21, 2011

Dear Shareholder:

You are cordially invited to attend our Annual Meeting of Shareholders, which will be held on Thursday, May 26, 2011, at 9:00 a.m. local time at our corporate headquarters located at 27175 Energy Way, Novi, Michigan. After the formal business session, there will be a report to the shareholders on the state of the Company and a question and answer session.

The attached notice and proxy statement describe the items of business to be transacted at the meeting. Your vote is important, regardless of the number of shares you own. I urge you to vote now, even if you plan to attend the Annual Meeting. You can vote your shares in person, or by phone, Internet or mail. Follow the instructions on the enclosed proxy card. If you receive more than one proxy card, please vote each card. Remember, you can always vote in person at the Annual Meeting even if you do so now, provided you are a shareholder of record or have a legal proxy from a shareholder of record.

Sincerely,

ITC HOLDINGS CORP.

Joseph L. Welch
Chairman, President and Chief Executive Officer

Novi, Michigan
April 21, 2011

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 26, 2011
PROXY STATEMENT
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 26, 2011
IMPORTANT NOTICE REGARDING DELIVERY OF ANNUAL REPORT AND PROXY STATEMENT
SECURITY OWNERSHIP OF MANAGEMENT AND MAJOR SHAREHOLDERS
ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
EXECUTIVE OFFICERS
PROPOSAL 2 -- ADVISORY VOTE ON EXECUTIVE COMPENSATION
PROPOSAL 3 -- ADVISORY VOTE ON THE FREQUENCY VOTE ON EXECUTIVE COMPENSATION
PROPOSAL 4 -- APPROVAL OF AMENDMENT AND RESTATEMENT OF THE AMENDED AND RESTATED 2006 LONG TERM INCENTIVE PLAN
PROPOSAL 5 -- APPROVAL OF AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN
PROPOSAL 6 -- APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CERTAIN TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

27175 ENERGY WAY
NOVI, MICHIGAN 48377
(248) 946-3000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 26, 2011

TO THE SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of ITC Holdings Corp. will be held at our corporate headquarters located at 27175 Energy Way, Novi, Michigan 48377, on May 26, 2011, at 9:00 a.m. Eastern Daylight Time, for the following purposes:

(1) To elect a Board of Directors to serve until the next annual meeting of shareholders;

(2) To act upon a non-binding proposal to approve the compensation of the Company’s named executive officers;

(3) To act upon a non-binding proposal to recommend the frequency of shareholder advisory votes on the compensation of the Company’s named executive officers;

(4) To act upon a proposal to approve an amendment and restatement of our Amended and Restated 2006 Long Term Incentive Plan extending the term of the plan for an additional four years and ratifying the performance measures available under the plan;

(5) To act upon a proposal to approve an amendment to our Employee Stock Purchase Plan to provide for an extension of the term of the plan for an additional four years;

(6) To act upon a proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for the fiscal year ended December 31, 2011; and

(7) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on April 12, 2011 are entitled to vote at the Annual Meeting.

YOUR VOTE IS IMPORTANT. PLEASE VOTE ON THE ENCLOSED PROXY CARD NOW EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING. YOU CAN VOTE BY SIGNING, DATING AND RETURNING YOUR PROXY CARD BY MAIL IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES, OR BY TELEPHONE OR INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. IF YOU DO ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU ARE A SHAREHOLDER OF RECORD OR HAVE A LEGAL PROXY FROM A SHAREHOLDER OF RECORD.

By Order of the Board of Directors,

/s/  Wendy A. McIntyre
Wendy A. McIntyre
Secretary

Novi, Michigan
April 21, 2011

ITC Holdings Corp.
27175 Energy Way
Novi, Michigan 48377
(248) 946-3000

April 21, 2011

PROXY STATEMENT

The Board of Directors is furnishing this proxy statement in connection with its solicitation of proxies for use at our 2011 Annual Meeting of Shareholders, and at any and all adjournments and postponements thereof, for the purposes set forth in the accompanying notice. References in this proxy statement to the Company, we, our and us are to ITC Holdings Corp., a Michigan corporation. We intend to begin mailing this proxy statement, the attached Notice of Annual Meeting and the accompanying proxy card to shareholders on or about April 21, 2011. The following are questions and answers that convey important information regarding the Annual Meeting and how to vote your shares.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

1. Q:	Who may vote?

A:	Shareholders of our common stock as of the close of business on the record date of April 12, 2011 are entitled to vote at the Annual Meeting. Our common stock is our only class of outstanding voting securities.

2. Q:	What am I voting on?

A:	You are being asked to vote on the election of directors to serve until the 2012 annual meeting of shareholders. You are also being asked to vote on certain other matters listed in the notice of annual meeting.

3. Q:	When and where will the Annual Meeting be held?

A:	The meeting will be held at 9:00 a.m. Eastern Daylight Time on Thursday, May 26, 2011 at our corporate headquarters located at 27175 Energy Way, Novi, Michigan 48377.

4. Q:	What is the difference between a shareholder of record and a beneficial owner?

A.	You are considered a shareholder of record if your shares are registered directly in your name with our transfer agent (Computershare Trust Company, N.A.). The proxy statement, proxy card and annual report are being mailed directly to you. Whether or not you plan to attend the Annual Meeting, we urge you to vote your proxy card to ensure that your vote is counted.

You are considered a beneficial owner if your shares are held in a stock brokerage account or by a bank or other nominee. This is also commonly referred to as holding shares in “street name.” The proxy statement, annual report and a vote instruction card have been forwarded to you by your broker, bank or nominee who is considered, with respect to your shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the vote instruction card included in the mailing. You are also invited to attend the Annual Meeting. However, since as a beneficial owner you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a legal proxy from your bank, broker or other agent or nominee.

5. Q:	How do I cast my vote?

A:	There are four different ways you may cast your vote this year if you are a shareholder of record. You may vote by:

(1) Telephone, using the toll-free number 1-800-652-VOTE (8683), which is also listed on each proxy card. Please follow the instructions on your proxy card. If you vote using the telephone, do not mail in your proxy card.

(2) Internet, go to the voting site at www.investorvote.com and follow the instructions outlined on the secured website using certain information provided on the front of the proxy card. If you vote using the Internet, do not mail in your proxy card.

(3) Signing, dating and mailing each proxy card or vote instruction card and returning it in the envelope provided.

(4) Attending the Annual Meeting and voting in person if you are a shareholder of record or if you are a beneficial owner and have a legal proxy from the shareholder of record.

If you hold your shares in “street name” you will need to obtain a vote instruction form from the institution that holds your shares and follow the voting instructions given by that institution.

6. Q:	How do I vote if I attend the Annual Meeting?

A:	If you are a shareholder of record, you can attend the Annual Meeting and vote in person the shares you hold directly in your name. If you choose to do that, please bring a copy of the enclosed proxy card or other proof of identification as a shareholder. If you want to vote in person at our Annual Meeting and you hold our common stock through a bank, broker or other agent or nominee, you must obtain a power of attorney or other proxy authority from that organization and bring it to our Annual Meeting. Follow the instructions from your bank, broker or other agent or nominee included with these proxy materials, or contact your bank, broker or other agent or nominee to request a power of attorney or other proxy authority. If you vote in person at the Annual Meeting, you will revoke any prior proxy you may have submitted.

7. Q:	How do I revoke or change my vote?

A:	You may revoke your proxy and change your vote at any time prior to voting at the Annual Meeting by:

(1) notifying our Corporate Secretary in writing;

(2) voting again by telephone or Internet (prior to May 25, 2011 at 11:59 p.m. Eastern Daylight Time), since only your latest vote will be counted;

(3) signing and returning, prior to the Annual Meeting, another proxy card that is dated after the date of your first proxy card; or

(4) voting in person at the Annual Meeting (if you are a shareholder of record or have a legal proxy from a shareholder of record).

Attendance at the Annual Meeting will not, by itself, revoke your proxy or change your vote. If your shares are held in street name, you must contact your broker or nominee to revoke your proxy.

8. Q:	How many shares can vote at the Annual Meeting?

A:	As of the record date, 51,036,866 shares of our common stock were outstanding. Every shareholder of common stock is entitled to one vote for each share held.

9. Q:	What is a “quorum”?

A:	A “quorum” is the number of shares that must be present, in person or by proxy, in order for business to be transacted at the meeting. The required quorum for the Annual Meeting is a majority of the shares outstanding and entitled to vote as of the record date. There must be a quorum present for the meeting to be held. All shares represented at the Annual Meeting in person or by proxy (including those voted by telephone or Internet) will be counted toward the quorum.

10. Q:	Who will count the vote?

A:	A representative from Computershare Trust Company, N.A., our transfer agent, will count the votes and act as inspector of election.

11. Q:	Who can attend the Annual Meeting?

A:	All shareholders who owned shares on April 12, 2011 may attend. Please indicate that you plan to attend by checking the box on your proxy card or vote instruction card, or pressing the appropriate key if voting by telephone or Internet.

12. Q:	How will the voting on any other business be conducted?

A:	If any other business is properly presented at the Annual Meeting, Cameron M. Bready and Daniel J. Oginsky, officers of the Company and the named proxies, generally will have authority to vote your shares voted on our proxy card on such matters in their discretion.

13. Q:	How is my proxy tabulated if I sign and date my proxy card but do not indicate how I want to vote?

A:	If you do not indicate on the proxy card how you want your votes cast, the named proxies (Mr. Bready or Mr. Oginsky, as your representatives) will vote your shares FOR all of the nominees for director listed in the proxy card, FOR a recommendation of three years with regard to the frequency of shareholder advisory votes on the compensation of the named executive officers, FOR the ratification of Deloitte & Touche LLP to act as our independent registered public accountants, FOR the other proposals set forth in this proxy statement and FOR any other matters presented by the Board for action at the Annual Meeting.

14. Q:	Will my shares be voted if I do not sign and return my proxy card or vote by telephone or Internet?

A:	If your shares are held in street name, your brokerage firm may either vote your shares on “routine matters” (such as ratification of appointment of registered independent public accountants) or leave your shares unvoted. We encourage you to provide instructions to your brokerage firm by completing the vote instruction form that they send to you. This enables your shares to be voted at the meeting as you direct. Your brokerage firm must receive instructions from you in order to vote your shares on the election of directors and all other matters specified for action in this proxy statement other than the ratification of Deloitte & Touche LLP to act as our independent registered public accountants and matters brought before the meeting that are not specified in this proxy statement.

If you are a shareholder of record and do not vote your proxy by telephone, Internet, mail or vote your shares in person at the Annual Meeting, your shares will not be voted.

15. Q:	Who pays the cost of the solicitation of proxies?

A:	The cost of soliciting proxies by our Board, including the preparation, assembly, printing and mailing of this proxy statement and any additional materials furnished to our shareholders, will be borne by the Company. Proxies will be solicited primarily by mail and may also be solicited by directors, officers and other employees of the Company without additional compensation. Copies of solicitation material will be furnished to banks, brokerage houses and other agents holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to these beneficial owners. In addition, if asked, we will reimburse these persons for their reasonable expenses in forwarding the solicitation material to the beneficial owners. The Company has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares they hold of record.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 26, 2011

The proxy statement and annual report to shareholders are available at the following website: http://itc.client.shareholder.com/annuals.cfm. The means to vote by Internet are available by accessing www.investorvote.com and following the instructions provided on the secure website using certain information provided on the front of the proxy card. Directions to attend the meeting in person may be obtained by contacting us at (248) 946-3000.

IMPORTANT NOTICE REGARDING DELIVERY OF
ANNUAL REPORT AND PROXY STATEMENT

To reduce the expenses of delivering duplicate materials to our shareholders, we are taking advantage of householding rules that permit us to deliver only one set of proxy solicitation materials and our Annual Report for the fiscal year ended December 31, 2010 to shareholders who share the same address, unless otherwise requested. Each shareholder retains a separate right to vote on all matters presented at the meeting.

If you share an address with another shareholder and have received only one set of materials, you may write or call us to request a separate copy of these materials at no cost to you. For future annual meetings, you may request separate materials or request that we only send one set of materials to you if you are receiving multiple copies by writing to us at ITC Holdings Corp., Attn: Corporate Secretary, 27175 Energy Way, Novi, Michigan 48377, or calling us at (248) 946-3000.

SECURITY OWNERSHIP OF MANAGEMENT AND MAJOR SHAREHOLDERS

The following table sets forth certain information regarding the ownership of our common stock as of March 1, 2011, except as otherwise indicated, by:

•	each current director;

•	each director nominee;

•	each of the persons named in the Summary Compensation Table under “Compensation of Executive Officers and Directors”;

•	all current directors and executive officers as a group; and

•	each person who is known by us to own beneficially 5% or more of our 50,766,886 outstanding shares of common stock, each of whom we refer to as a 5% Owner.

The number of shares beneficially owned is determined under rules of the Securities and Exchange Commission, or SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire on March 1, 2011 or within 60 days thereafter through the exercise of any stock option or other right.

Unless otherwise indicated, each holder has sole investment and voting power with respect to the shares set forth in the following table:

	Number of Shares
Name of Beneficial Owner	Beneficially Owned(1)	Percent of Class

Joseph L. Welch	1,289,767	2.54%
Cameron M. Bready	29,018	*
Edward M. Rahill	137,126	*
Linda H. Blair	194,679	*
Jon E. Jipping	75,786	*
Edward G. Jepsen	57,616	*
Richard D. McLellan	5,381	*
William J. Museler	5,165	*
Hazel R. O’Leary	5,165	*
G. Bennett Stewart, III	6,529	*
Lee C. Stewart	7,444	*
All current directors and executive officers as a group (12 persons)	1,915,680	3.77%
BlackRock, Inc.(2)	3,377,318	6.65%
Baron Capital Group, Inc., BAMCO, Inc., Baron Capital Management, Inc. and Ronald Baron(3)	4,672,090	9.20%
Neuberger Berman Group LLC and Neuberger Berman LLC(4)	2,585,387	5.09%

*	Less than one percent

(1)	Includes restricted shares subject to forfeiture to us under certain circumstances, shares that may be acquired upon exercise of options that are currently exercisable or become exercisable prior to April 30, 2011 and shares pledged by the holder as security for loans, as set forth below:

	Restricted	Option	Shares Pledged As
Name	Shares	Shares	Security

Joseph L. Welch	41,867	1,055,138	—
Cameron M. Bready	20,134	8,884	—
Edward M. Rahill	10,275	66,475	30,000
Linda H. Blair	13,366	149,912	—
Jon E. Jipping	13,312	62,474	—
Edward G. Jepsen	3,881	—	3,579
Richard D. McLellan	3,881	—	—
William J. Museler	3,881	—	—
Hazel R. O’Leary	3,881	—	—
G. Bennett Stewart, III	3,881	—	—
Lee C. Stewart	3,881	—	—
All directors and executive officers as a group	130,680	1,413,653	56,373

(2)	Based on information contained in a Schedule 13G filed on February 2, 2011, with information as of December 31, 2010. The business address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(3)	Based on information contained in a Schedule 13G/A filed on February 14, 2011, with information as of December 31, 2010, Baron Capital Group, Inc., or BCG, and Ronald Baron are “parent holding companies” and disclaim beneficial ownership of shares held by their controlled entities to the extent such shares are held by persons other than BCG or Mr. Baron. BAMCO, Inc. and Baron Capital Management, Inc., or BCM, are registered investment advisors and subsidiaries of BCG. Mr. Baron owns a controlling interest in BCG. BCG and Mr. Baron have shared voting power with respect to 4,517,967 shares, as well as shared dispositive power with respect to and beneficial ownership of 4,834,937 shares. BAMCO has shared voting power with respect to 4,361,620 shares, as well as shared dispositive power with respect to and beneficial ownership of 4,672,090 shares. BCM has shared voting power with respect to 156,347 shares, as well as shared dispositive power with respect to and beneficial ownership of 162,847 shares. The business address of BCG, BAMCO, BCM and Mr. Baron is 767 Fifth Avenue, 49th Floor, New York, NY 10153.

(4)	Based on information contained in a Schedule 13G filed on February 14, 2011, with information as of December 31, 2010, Neuberger Berman Group LLC and Neuberger Berman LLC have shared voting power with respect to 2,314,546 shares, as well as shared dispositive power with respect to 2,585,387 shares. The business address of Neuberger Berman Group LLC and Neuberger Berman LLC is 605 Third Avenue, New York, NY 10158.

ELECTION OF DIRECTORS

Background

Our Bylaws provide for the election of directors at each annual meeting of shareholders. Each director serves until the next annual meeting and until his or her successor is elected and qualified, or until his or her resignation or removal. Directors are elected by a plurality of the votes cast, so that only votes cast “for” directors are counted in determining which directors are elected. The size of our Board is currently set at seven directors and there are seven nominees for election. Therefore, the seven directors receiving the most votes “for” will be elected. Broker non-votes and withheld votes will be treated as shares present for purposes of determining the presence of a quorum but will have no effect on the vote for the election of directors. Information with respect to the seven nominees proposed for election is set forth below.

The Board of Directors recommends a vote FOR each of the director nominees. The persons named in the accompanying proxy card will vote for the election of the nominees named in this proxy statement unless shareholders specify otherwise in their proxies. If any nominee at the time of election is unable to serve, or otherwise is unavailable for election, and if other nominees are designated by the Board of Directors, the persons named as proxy holders on the accompanying proxy card intend to vote for such nominees. Management is not aware of the existence of any circumstance which would render the nominees named below unavailable for election. All of the nominees are currently directors of the Company.

Nominees For Directors

Set forth below are the names and ages of the nominees. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

Edward G. Jepsen, 67.  Mr. Jepsen became a Director of the Company in July 2005. Since December 2010, Mr. Jepsen has served as the Chairman and CEO of Coburn Technologies, Inc, a privately held manufacturer and servicer of ophthalmic lens processing equipment. Mr. Jepsen currently serves as a director and is chair of the audit committee and a member of the compensation committee of the board of directors of Amphenol Corporation, a publicly traded manufacturer of electrical, electronic and fiber optic connectors, interconnect systems and cable. Mr. Jepsen served as Executive Vice President and Chief Financial Officer of Amphenol Corporation from 1989 to 2004. Prior to joining Amphenol Corporation, Mr. Jepsen worked at Price Waterhouse LLP from 1969 to 1988, ultimately attaining the position of partner. The Board selected Mr. Jepsen to serve as a director because of the expansive financial and accounting experience he obtained as a chief financial officer and Certified Public Accountant. Mr. Jepsen is an “audit committee financial expert” as defined in applicable SEC and NYSE rules.

Richard D. McLellan, 68.  Mr. McLellan became a Director of the Company in November 2007. Mr. McLellan retired in April 2007 after 25 years as the director of the government policy department for the law firm of Dykema Gossett PLLC. He continues to consult and provide limited legal services to select clients under the name McLellan Law Offices. Mr. McLellan is currently chairman of the Michigan Law Revision Commission, a position he has held since 1986, and Chairman of the Board for the Council for Africa Infrastructure Development. Mr. McLellan has served as an Independent Trustee for Jackson National Life Series Trust, an open-ended variable annuity equity fund launched and managed by Jackson National Asset Management, LLC since December 2003. From June 2007 through December 2010, he was Special Counsel to the Chairman of the Michigan House Appropriations Committee. Mr. McLellan previously served two terms as a member of the Board of Commissioners of the State Bar of Michigan and served on the Board of Trustees of the Michigan State University College of Law. He is a member of the Advisory Board for the Michigan State University James H. and Mary B. Quello Center for Telecommunications Management and Law and teaches as an adjunct professor at Michigan State University’s Department of Advertising, Public Relations and Retailing. The Board selected Mr. McLellan to serve as a director because of his extensive knowledge of public policy matters as well as his decades of experience in the practice of law.

William J. Museler, 70.  Mr. Museler is an independent energy consultant. He became a Director of the Company in November 2006. Previously, he served as president and CEO of the New York Independent System Operator from 1999 to 2005. Prior to his service at NYISO, Mr. Museler held senior positions at the Tennessee Valley Authority from 1991 to 1999, Long Island Lighting Company from 1973 to 1991 and Brookhaven National Laboratory from 1967 to 1973. He has served as a federal representative for the North American Electric Reliability Council and as chairman of the Southeastern Electric Reliability Council. He was a member of the Secretary of Energy’s Energy Advisory Board from 2001 to 2005 and is currently a director of the Independent Electric System

Operator in Toronto, Ontario, Canada. The Board selected Mr. Museler to serve as a director due to his lifelong career in the utility industry, as well as his invaluable experience with electric reliability matters.

Hazel R. O’Leary, 73.  Ms. O’Leary became a Director of the Company in July 2007. Since 2004, Ms. O’Leary has served as the President of Fisk University in Nashville, Tennessee and she currently serves on the boards of directors of the Nashville Alliance for Public Education, Nashville Business Community for the Arts, World Wildlife Fund, Arms Control Association and CAMAC Energy Inc. Ms. O’Leary served as an assistant attorney general and assistant prosecutor in the state of New Jersey and was appointed to the Federal Energy Administration under President Gerald Ford and to the Department of Energy under President Jimmy Carter. Ms. O’Leary worked in the private sector as a principal at the independent public accounting firm of Coopers and Lybrand from 1977 to 1979. In 1981 she was named vice president and general counsel of O’Leary and Associates, a company focused on international economics as related to energy issues. She served in that capacity until 1989 and then returned as president from 1997 to 2001. In 1989, she became executive vice president for environmental and public affairs for the Minnesota Northern States Power Company and in 1992 she was promoted to president of the holding company’s gas distribution subsidiary. Ms. O’Leary served as the Secretary of Energy from 1993 to 1997 and as president and chief operating officer for the investment banking firm Blaylock and Partners in New York from 2000 to 2002. Ms. O’Leary also served on the board of directors of UAL Corporation from 1999 to 2005. The Board selected Ms. O’Leary to serve as a director due to her unique combination of experience in government and in the utility industry.

Gordon Bennett Stewart, III, 58.*   Mr. Stewart became a Director of the Company in July 2006. In 1982, he co-founded Stern Stewart & Co., a global management consulting firm, where he served as Senior Partner until March 2006. Since then, Mr. Stewart has served as chief executive officer of EVA Dimensions, a firm he formed to acquire and manage the valuation modeling and investment research and funds management services of Stern Stewart & Co. He also currently serves as a member of the Alumni Advisory Council for Princeton University’s Department of Operations Research and Financial Engineering. Mr. Stewart has written and lectured widely in his 30 year professional career on topics such as accounting for value and management incentive plans. The Board selected Mr. Stewart to serve as a director because of his vast experience with executive compensation valuation and his unique insight into corporate governance matters.

Lee C. Stewart, 62.*   Mr. Stewart, an independent financial consultant, became a Director of the Company in August 2005. Mr. Stewart currently serves as a director, chair of the nominating/corporate governance committee and member of the compensation and finance committees of P.H. Glatfelter Company, as a director, chair of the human resources and compensation committee and member of the audit committee of Marsulex, Inc., and as a director, chair of the compensation committee and member of the audit committee of AEP Industries, Inc. Previously, Mr. Stewart was Executive Vice President and Chief Financial Officer of Foamex International, Inc., a publicly traded manufacturer of flexible polyurethane and advanced polymer foam products, in 2001 and was Vice President responsible for all areas of Treasury at Union Carbide Corp., a chemicals and polymers company, from 1996 to 2001. Prior to that, Mr. Stewart was an investment banker for over 25 years. The Board selected Mr. Stewart to serve as a director due to his extensive knowledge of finance and capital raising through his experience as a treasury officer and an investment banker, which are critical elements in the execution of our business strategy. Mr. Stewart is also an “audit committee financial expert” as defined in applicable SEC and NYSE rules.

Joseph L. Welch, 62.  Mr. Welch has been a Director and the President and Chief Executive Officer of the Company since it began operations in 2003 and served as its Treasurer until April 2009. Mr. Welch has also served as Chairman of the Board of Directors of the Company since May 2008. As the founder of ITCTransmission, Mr. Welch has had overall responsibility for the Company’s vision, foundation and transformation into the first independently owned and operated electricity transmission company in the United States. Mr. Welch worked for Detroit Edison Company, or Detroit Edison, and subsidiaries of DTE Energy Company, which we refer to collectively as DTE Energy, from 1971 to 2003. During that time, he held positions of increasing responsibility in the electricity transmission, distribution, rates, load research, marketing and pricing areas, as well as regulatory affairs that included the development and implementation of regulatory strategies. The Board selected Mr. Welch to serve as a director because he is the Company’s President and Chief Executive Officer and he possesses unparalleled expertise in the electric transmission business.

* Gordon Bennett Stewart, III and Lee C. Stewart are not related.

CORPORATE GOVERNANCE

Director Independence

Based on the absence of any material relationship between them and us, other than their capacities as directors and shareholders, the Board has determined that Ms. O’Leary and Messrs. Jepsen, McLellan, Museler, Bennett Stewart and Lee Stewart are “independent” under applicable NYSE and SEC rules for board members. In addition, our Board has determined that, as the committees are currently constituted, all of the members of the Audit and Finance Committee, the Compensation Committee and the Nominating/Corporate Governance Committee are “independent” under applicable NYSE and SEC rules. None of the directors determined to be independent is or ever has been employed by us.

Meetings and Committees of the Board of Directors

During 2010, our Board held 8 meetings. Each director attended 75% or more of the total number of meetings of the Board and committees of which he or she was a member in 2010. Mr. Lee Stewart was selected by our Board as Lead Director and to chair its executive sessions. These sessions were held several times throughout the year.

Our policy is that all members of our Board are expected, absent a valid reason, to attend our annual shareholders’ meetings. All directors who were serving as such at the time of last year’s annual shareholders’ meeting attended the meeting.

Our Board has several standing committees, including but not limited to an Audit and Finance Committee, Compensation Committee, Nominating/Corporate Governance Committee and Security, Safety, Environmental, Health and Reliability Committee. The Board has adopted a written charter for each of these committees. The charters and our corporate governance principles are accessible on our website at www.itc-holdings.com through the “Corporate Governance” link on the “Investors” page.

Audit and Finance Committee

The Audit and Finance Committee met 6 times during 2010. The members of the Audit and Finance Committee are Messrs. Jepsen, Museler, Bennett Stewart and Lee Stewart, with Mr. Jepsen serving as Chair. The Board has determined that Mr. Jepsen is an “audit committee financial expert” as that term is defined under SEC rules and that all members of the Audit and Finance Committee satisfy all independence and other qualifications for Audit and Finance Committee members set forth in applicable NYSE and SEC rules. Our Audit and Finance Committee is responsible for, among other things, (1) selecting our independent public accountants, (2) approving the overall scope of the audit, (3) assisting our Board in monitoring the integrity of our financial statements, the independent public accountant’s qualifications and independence, the performance of the independent public accountants and our internal audit function and our compliance with legal and regulatory requirements, (4) annually reviewing a report of our independent public accountants describing the firm’s internal quality-control procedures and any material issues raised by the most recent internal quality-control review, or peer review, of the firm, (5) discussing our annual audited and quarterly unaudited financial statements with management and our independent public accountants, (6) meeting separately and periodically with our management, internal auditors and independent public accountants, (7) reviewing with our independent public accountants any audit problems or difficulties and management’s response, (8) setting clear hiring policies for employees or former employees of our independent public accountants, and (9) handling such other matters that are specifically delegated to the Audit and Finance Committee by our Board from time to time, as well as other matters as set forth in the committee’s charter.

Audit and Finance Committee Report

In accordance with its written charter, the Audit and Finance Committee provides assistance to our Board in fulfilling the Board’s responsibility to our shareholders, potential shareholders and investment community relating to independent registered public accounting firm oversight, corporate accounting, reporting practices and the quality and integrity of the financial reports, including our internal controls over financial reporting.

The Audit and Finance Committee received and reviewed a formal written statement from Deloitte & Touche LLP, our independent registered public accounting firm, describing all relationships between Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, whom we refer to collectively as Deloitte, and us that might bear on Deloitte’s independence consistent with applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, discussed with Deloitte any relationships that may impact their objectivity and independence, and satisfied itself as to Deloitte’s independence.

The Audit and Finance Committee discussed with Deloitte the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and, with and without management present, discussed and reviewed the results of Deloitte’s examination of the consolidated financial statements.

The Audit and Finance Committee reviewed and discussed with management and Deloitte our consolidated audited financial statements as of and for the year ended December 31, 2010.

Based on the above-mentioned reviews and discussions with management and Deloitte, the Audit and Finance Committee approved the inclusion of our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

EDWARD G. JEPSEN	WILLIAM J. MUSELER	G. BENNETT STEWART	LEE C. STEWART

Compensation Committee

The Compensation Committee met 8 times during 2010. The members of the Compensation Committee are Messrs. Jepsen, McLellan, Bennett Stewart and Lee Stewart, with Mr. Lee Stewart serving as Chair. The Compensation Committee is responsible for (1) reviewing employee compensation policies, plans and programs, (2) reviewing and approving the compensation of our executive officers, (3) reviewing and approving employment contracts and other similar arrangements between us and our executive officers, (4) reviewing and consulting with the chief executive officer on the selection of officers and evaluation of executive performance and other related matters, (5) administration of stock plans and other incentive compensation plans and (6) such other matters that are specifically delegated to the Compensation Committee by our Board from time to time.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee met 4 times during 2010. The members of the Nominating/Corporate Governance Committee are Ms. O’Leary, and Messrs. McLellan and Bennett Stewart, with Ms. O’Leary serving as Chair. The Nominating/Corporate Governance Committee is responsible for (1) developing and recommending criteria for selecting new directors, (2) screening and recommending to our Board individuals qualified to become directors, (3) overseeing evaluations of our Board, its members and its committees and (4) handling such other matters that are specifically delegated to it by our Board from time to time. In identifying candidates for director, the Nominating/Corporate Governance Committee considers suggestions from incumbent directors, management or others, including shareholders. The committee also may retain the services of a consultant from time to time to identify qualified candidates for director. The committee reviews all candidates in the same manner without regard to who suggested the candidate. The committee selects candidates to meet with management and conduct an initial interview with the committee. Candidates whom the committee believes would be a valuable addition to the Board are recommended to the full Board for election. Individuals recommended by shareholders for nomination as a director should be submitted to our Corporate Secretary and, if submitted in accordance with the procedures set forth in our annual proxy statement, will be forwarded to the Nominating/Corporate Governance Committee for consideration.

As stated in the committee’s charter, in selecting candidates, the committee will consider all factors it considers appropriate, which may include (1) ensuring that the Board of Directors, as a whole, is diverse and consists of individuals with various and relevant career experience, technical skill, industry knowledge and experience, financial expertise, local or community ties, and (2) minimum individual qualifications, including strength of character, mature judgment, familiarity with our business and industry, independence of thought and an ability to work collegially. Although it has no formal policy with regard to diversity, the Nominating/Corporate Governance Committee believes that the Board will function best when its members possess a broad range of backgrounds and expertise so that the Board as a whole reflects diverse but complementary skills and viewpoints.

Security, Safety, Environmental, Health and Reliability Committee

The Security, Safety, Environmental, Health and Reliability Committee met 2 times during 2010. The members of the Security, Safety, Environmental, Health and Reliability Committee are Ms. O’Leary and Messrs. Jepsen, Museler and Welch, with Mr. Museler serving as Chair. The Security, Safety, Environmental, Health and Reliability Committee is responsible for (1) determining whether the Company has appropriate policies and management systems in place with respect to security, safety, environmental, health and reliability matters, (2) ensuring that the policies and their implementation support the Company’s overall business objectives and meet the Company’s obligations to its shareholders, employees and regulators, (3) monitoring and reviewing compliance with applicable laws, rules, regulations and industry standards, and management’s criteria for determining compliance of Company’s security, safety, environmental, health and reliability policies and procedures, and reviewing performance against these criteria annually, (4) investigating any matter of interest or concern that the Committee deems appropriate while having sole authority to retain and terminate advisors, outside counsel or other experts for this purpose, (5) overseeing and reviewing issues and concerns which affect or could affect the Company’s security, safety, environmental, health and reliability practices, (6) reviewing the scope, effectiveness, cost, objectivity and independence of security, safety, environmental, health and reliability related audits, reviewing any significant findings of internal and external audits and investigations and making recommendations to the Board of Directors as the Committee deems appropriate, (7) monitoring the adequacy of the Company’s operational risk management process and reviewing the operational contingency planning process within the Company to ensure all security, safety, environmental, health and reliability risks are identified and that appropriate risk management processes are in place, (8) reviewing actions taken by the Company’s management with respect to any security, safety, environmental, health and reliability deficiencies identified or improvements recommended, (9) reviewing periodically reports from the Company’s management regarding (i) the Company’s performance with respect to security, safety, environmental, health and reliability maters and compliance with applicable laws, (ii) significant risks to, and the physical and cyber security of, the Company’s facilities and IT systems, (iii) significant security, safety, environmental, health and reliability related litigation and regulatory proceedings in which the Company is or may become involved and (iv) significant legislation or regulations, judicial decisions or other agreements, public policies or other developments involving security, safety, environmental, health and reliability matters in the electricity transmission sector that will or may have a material effect on the Company’s business, (10) reporting regularly to the Board of Directors and (11) carrying out any other responsibilities and duties delegated to it by the Board of Directors from time to time related to the purposes of the Committee.

Board Leadership Structure/Role in Risk Oversight and Management

The Board believes that Mr. Welch, the Company’s President and Chief Executive Officer, is best situated to serve as Chairman of the Board because he is ultimately responsible for overseeing the day-to-day operation of the Company, identifying Company priorities and opportunities, and executing the Company’s strategic plan. The Board also believes having Mr. Welch as Chairman better promotes the flow of information between management and the Board than would a chairman who was an outside director. The Board further believes that independent oversight of management is an important component of an effective board of directors and is essential to effective governance and has therefore appointed Mr. Lee Stewart as Lead Director of the Board. The Lead Director has the responsibility of presiding over all executive sessions of the Board and acting as a liaison between the independent directors and Mr. Welch, including facilitating organization and communication among the directors.

The Board and its Committees play an active role in overseeing management of the Company’s risks. The Audit and Finance Committee reviews financial risks including those related to internal controls and the annual financial audit, financial reporting, credit and liquidity. The Compensation Committee oversees the management of risks associated with the Company’s executive compensation plans and arrangements. The Nominating/Corporate Governance Committee reviews and manages risks related to director independence and corporate governance. The

Security, Safety, Environmental, Health and Reliability Committee oversees the risks associated with reliability compliance obligations, Company security plans, safety programs and environmental regulations. The full Board is regularly informed of and consulted about such risks through quarterly Committee reports as well as quarterly reports provided by members of the Company’s senior management team.

The Board believes the combined role of Chairman and Chief Executive Officer, together with an independent Lead Director, is appropriate and in the best interest of shareholders because it provides the appropriate balance between company-specific expertise and independent management and risk oversight.

Shareholder Communications

Shareholder Proposals.  Any proposal by a shareholder of the Company to be considered for inclusion in the proxy statement for the 2012 annual meeting must be received by Wendy McIntyre, our Corporate Secretary, by the close of business on December 23, 2011. Such proposals should be addressed to her at our principal executive offices and should satisfy the informational requirements applicable to shareholder proposals contained in the relevant SEC rules. If the date for the 2012 Annual Meeting is significantly different than the first anniversary of the 2011 Annual Meeting, Rule 14a-8 of the SEC provides for an adjustment to the notice period described above.

For shareholder proposals not sought to be included in our proxy statement, Section 4.11 of our Bylaws provides that, in order to be properly brought before the 2012 Annual Meeting, written notice of such proposal, along with the information required by Section 4.11, must be received by our Corporate Secretary at our principal executive offices no earlier than the close of business on January 27, 2012 and no later than February 26, 2012. If the 2012 annual meeting date has been significantly advanced or delayed from the first anniversary of the date of the 2011 annual meeting, then notice of such proposal must be given not earlier than the close of business on the 120th day before the meeting and not later than the 90th day before the meeting or, if later, the 10th day after the first public disclosure of the date of the annual meeting. A proponent must also update the information provided in or with the notice at the times specified in our Bylaws.

Only persons who are shareholders both as of the giving of notice and the date of the shareholder meeting and who are eligible to vote at the shareholder meeting are eligible to propose business to be brought before a shareholder meeting. The proposing shareholder (or his qualified representative) must attend the shareholder meeting in person and present the proposed business in order for the proposed business to be considered.

Nominees.  Shareholders proposing director nominees at the 2012 annual meeting of shareholders must provide written notice of such intention, along with the other information required by Section 4.11 of our Bylaws, to our Corporate Secretary at our principal executive offices no earlier than the close of business on January 27, 2012 and no later than the close of business on February 26, 2012. If the 2012 annual meeting date has been significantly advanced or delayed from the first anniversary of the date of the 2011 annual meeting, then the notice and information must be given not earlier than the close of business on the 120th day before the meeting and not later than the 90th day before the meeting or, if later, the 10th day after the first public disclosure of the date of the annual meeting. With respect to an election to be held at a special meeting of shareholders, such notice must be given in accordance with the procedures set forth in our Bylaws no earlier than the close of business on the 120th day before and not later than the close of business on the 90th day before the date of such special meeting or, if later, the 10th day after the first public disclosure of the date of such special meeting. Notwithstanding the foregoing, if the number of directors to be elected is increased and there is no public disclosure regarding such increase or naming all of the nominees for director at least 100 days prior to the first anniversary of the prior year’s annual meeting, then shareholder notice with regard to nomination of directors shall be considered timely if received by our Corporate Secretary no later than the tenth day following public disclosure of the increase in the number of directors to be elected. A proponent must also update the information provided in or with the notice at the times specified by our Bylaws. Nomination notices which do not contain the information required by our Bylaws or which are not delivered in compliance with the procedure set forth in our Bylaws will not be considered at the shareholder meeting.

Only persons who are shareholders both as of the giving of notice and the date of the shareholder meeting and who are eligible to vote at the shareholder meeting are eligible to nominate directors. The nominating shareholder

(or his qualified representative) must attend the shareholder meeting in person and present the proposed nominee in order for the proposed nominee to be considered.

The Nominating/Corporate Governance Committee’s policy is to review the qualifications of candidates submitted for nomination by shareholders and evaluate them using the same criteria used to evaluate candidates submitted by the Board for nomination.

Communications with the Board

A person who wishes to communicate directly with our Board or with an individual director should send the communication, addressed to the Board or the individual director, to our executive offices at the address shown on the first page of this proxy statement and the communication will be forwarded to the director or directors to whom it is addressed.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, executive officers and directors, including our chief executive officer, chief financial officer and principal accounting officer. The Code of Business Conduct and Ethics, as currently in effect (together with any amendments that may be adopted from time to time), is available on our website at www.itc-holdings.com through the “Corporate Governance” link on the “Investors” page. In the future, to the extent any waiver is granted or amendment is made with respect to the Code of Business Conduct and Ethics that requires disclosure under applicable SEC rules, we intend to post information regarding such waiver or amendment on the “Corporate Governance” page of our website.

EXECUTIVE OFFICERS

Set forth below are the names, ages and titles of our current executive officers.

Name	Age	Position

Joseph L. Welch	62	President and Chief Executive Officer
Cameron M. Bready	39	Executive Vice President, Treasurer and Chief Financial Officer
Linda H. Blair	41	Executive Vice President and Chief Business Officer
Jon E. Jipping	45	Executive Vice President and Chief Operating Officer
Daniel J. Oginsky	37	Senior Vice President and General Counsel

Our executive officers serve as executive officers at the pleasure of the Board of Directors. Our executive officers are described below.

Joseph L. Welch.  Mr. Welch’s background is described above under “Election of Directors — Nominees for Directors.”

Cameron M. Bready.  Mr. Bready has served as Treasurer and Chief Financial Officer since April 2009 and was Senior Vice President from April 2009 until being named Executive Vice President in January 2011. Mr. Bready is responsible for the Company’s accounting, finance, treasury, and other related financial functions as well as our development efforts. Prior to joining the Company, Mr. Bready served for one and a half years as vice president of finance at Northeast Utilities in Hartford, Connecticut, where he was responsible for the financial assessment and structuring of the company’s Federal Energy Regulatory Commission, or FERC, regulated transmission and state regulated distribution infrastructure investments in the Northeast. He also oversaw financial policy matters, including cost of capital and capital structure requirements and dividend policy, as well as all corporate financial planning and analysis functions. Prior to this post, Mr. Bready served for seven and a half years in various senior management positions at Mirant Corporation, a publicly traded wholesale electricity generator based in Atlanta, Georgia, and prior to Mirant, he worked for six years as a senior manager in the Transaction Advisory practice at Ernst & Young and as an audit manager for Arthur Andersen.

Linda H. Blair.  Ms. Blair has served as Executive Vice President and Chief Business Officer of the Company since June 2007. Ms. Blair is responsible for managing each of our regulated operating companies and the necessary business support functions, including regulatory strategy, federal and state legislative affairs, community government affairs, human resources, and marketing and communications. Prior to this appointment, Ms. Blair served as our Senior Vice President — Business Strategy and was responsible for managing regulatory affairs, policy development, internal and external communications, community affairs and human resource functions. Ms. Blair was Vice President — Business Strategy from March 2003 until she was named Senior Vice President in February 2006. Prior to joining the Company, Ms. Blair was the Manager of Transmission Policy and Business Planning at ITCTransmission when it was a subsidiary of DTE Energy and supervised Detroit Edison’s regulatory affairs department.

Jon E. Jipping.  Jon E. Jipping has served as our Executive Vice President and Chief Operating Officer since June 2007. In this position, Mr. Jipping is responsible for transmission system planning, system operations, engineering, supply chain, field construction and maintenance, and information technology and facilities. Prior to this appointment, Mr. Jipping served as our Senior Vice President — Engineering and was responsible for transmission system design, project engineering and asset management. Mr. Jipping joined us as Director of Engineering in March 2003, was appointed Vice President — Engineering in 2005 and was named Senior Vice President in February 2006. Prior to joining the Company, Mr. Jipping was Manager of Business Systems & Applications in DTE Energy’s Service Center Organization, responsible for implementation and management of business applications across the distribution business unit, and held various other positions in DTE Energy’s Transmission Operations and Transmission Planning department.

Daniel J. Oginsky.  Mr. Oginsky has served as our Vice President and General Counsel since November 2004 and was named Senior Vice President and General Counsel in May 2009. In this position, Mr. Oginsky is responsible for the legal affairs of the Company and oversees the legal department, which includes the legal, corporate secretary, real estate, contract administration and corporate compliance functions. Mr. Oginsky also served as the Company’s Secretary from November 2004 until June 2007. Prior to joining the Company, Mr. Oginsky was an attorney in private practice for five years with various firms, where his practice focused primarily on representing ITCTransmission and other energy clients on regulatory, administrative litigation, transactional, property tax and legislative matters.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes the elements of compensation for our chief executive officer, our chief financial officer and the three other most highly compensated executive officers who were serving as such at December 31, 2010. We refer to these individuals collectively as the NEOs.

Overview and Executive Summary

The Compensation Committee of the Board of Directors is responsible for determining the compensation of our NEOs and administering the plans in which the NEOs, the Company’s other employees and the Directors participate. The goal of the Company’s compensation system is to attract first-class executive talent in a competitive environment, and to motivate and retain key employees who are crucial to the Company’s long-term success. The Company is committed to achieving long-term sustainable growth and increasing shareholder value. Our NEOs’ compensation program is designed with a pay-for-performance approach, aligns each executive’s compensation with the Company’s short-term and long-term objectives and encourages strong financial performance. The key components of our NEOs’ compensation package include base salary, annual cash bonus, long-term incentives consisting of stock options and restricted stock, as well as certain perquisites and other benefits.

In determining NEO compensation, we consider competitive compensation practices by our peer companies, the executive’s individual performance against objectives, the executive’s responsibilities and expertise, and the performance of the Company with respect to the annual incentive goals. All compensation amounts are reviewed and approved each year. Our annual cash bonus and long-term incentives are variable from year to year and are based on the Company’s and the individual executive’s performance.

In 2010, the Compensation Committee made the following decisions with regard to executive compensation:

•	Base salary increases were provided to four of our NEOs who had not received an increase in 2009.

•	In early 2010, the annual cash incentive plan for fiscal year 2010 was established, with performance goals and a performance multiplier similar to prior years. Based on Company performance during 2010, NEOs earned bonuses equal to 85% of the goal. In addition, because the Company’s total return to shareholders was better than the total return to shareholders of all of the Dow Jones Utility Index companies, the performance multiplier caused the incentive bonuses to double for 2010.

•	Discretionary cash bonuses were approved and paid in conjunction with the successful completion of certain significant regulatory milestones relating to Phases I and II of the KETA transmission project.

•	Long-term equity incentive awards were granted to our NEOs. Total award values were determined as a percentage of their base salary and weighted between grants of restricted stock and options to continue our focus on rewarding and motivating performance and to further align their interests with those of shareholders.

Objectives of Compensation Program

The objective of our compensation program is to attract, retain, and motivate exceptional managers and employees, and to maintain the focus of those managers and employees on providing value to customers and shareholders by:

•	Performing best-in-class utility operations;

•	Improving reliability, reducing congestion, and facilitating access to generation resources; and

•	Utilizing our experience and skills to seek and identify opportunities to invest in needed transmission and optimize the value of those investments.

Our compensation program is designed to motivate and reward individual and corporate performance. Our compensation philosophy is to:

•	Provide for flexibility in pay practices to recognize our unique position and growth proposition;

•	Use a market-based pay program aligned with pay-for-performance objectives;

•	Be competitive with the market in all pay elements relating to compensation for current services, while leveraging incentives where possible;

•	Utilize market compensation studies to verify competitiveness and ensure continued competitiveness;

•	Align long-term incentive awards with improvements in shareholder value;

•	Provide benefits through flexible, cost-effective plans and maintain above-market benefits while taking into account business needs and affordability; and

•	Provide other non-monetary awards to recognize and incentivize performance.

When reviewing the compensation program, the Compensation Committee considers the impact of the program on the Company’s risk profile. The Compensation Committee believes that the executive compensation program has been structured with the appropriate mix and design of elements to provide strong incentives for executives to balance risk and reward, without incentivizing excessive risk taking, and that any risks arising from the compensation program are not likely to have a material adverse effect on the Company.

Review of Compensation Benchmarks and Relationship of Compensation Elements

The Compensation Committee has engaged in benchmarking total compensation paid to our executive officers. The benchmarking analysis compared the compensation of our executive officers, including the NEOs, to compensation paid to executives by two groups of peer companies.

The Compensation Committee previously engaged Hewitt Associates, or Hewitt, as its advisor on executive compensation issues. In January 2010, Hewitt spun off a portion of its executive compensation practice into a separate, entirely independent entity named Meridian Compensation Partners, LLC, or Meridian. The Compensation Committee engaged Meridian as its advisor on executive compensation issues, to provide market data on all of the components of compensation, including salary, bonus, long-term incentives and total compensation, for all executive officers, including the NEOs. The Compensation Committee also engaged Meridian to provide market data and comments about the design of our executive compensation programs with respect to both market practice and the unique strategic goals of our business model. Meridian was engaged by and reported to the Compensation Committee and, at the Compensation Committee’s discretion, participated in its meetings and executive sessions. Executive compensation consulting is the only work that Meridian performed for us.

In August 2010, the Compensation Committee selected Mercer as its new advisor on executive compensation issues. The Company also purchases Mercer’s annual salary and benefits surveys and engaged Mercer for a discrete and limited general employee compensation project in 2010. It is possible that the Company may utilize Mercer’s consulting services for other specific projects in the future. Mercer did not have any input nor was it involved in executive or director compensation decisions made in 2010.

In February 2010, the Compensation Committee, through Meridian, updated its 2008 benchmarking study that compared total compensation, including base salary, annual bonus awards and long term incentives paid to our executive officers, including the NEOs, to the 50th percentile of market compensation among the peer companies listed below. The benchmarking study determined that total compensation paid to our NEOs continued to trail the market median as well as the Compensation Committee’s goal of targeting the 50th percentile for NEO compensation.

Because we are the only publicly traded company that exclusively owns stand-alone electricity transmission companies, the Compensation Committee for benchmarking purposes selected two different peer groups, which were used for previous studies. The first group, referred to as the Size and Industry Peer Group, consists of electric, gas and water utility companies, as well as some companies from other industries, that are comparable to our current size and projected future size as measured by market capitalization. The second group, referred to as the High Performance Peer Group, was based on non-financial companies in the Hewitt database with revenue below $4 billion that were in the 60th or higher percentile in both 5-year return on equity and 5-year compound annual growth in revenue for 2006. There are no utilities in the second group; rather the group was chosen to reflect our high growth and return profile. Periodically the composition of the peer groups will be reviewed and updated for consistency with the growth and performance profile of the Company. These two peer groups consist of the following entities:

Size and Industry Peer Group	High Performance Peer Group

Allegheny Energy, Inc.	AGL Resources Inc.
Applied Industrial Technologies	Alberto-Culver Company
Black Hills Corporation	Allergan, Inc.
Brady Corporation	Alliant Techsystems Inc.
Cabot Oil & Gas Corporation	BJ Services Company
Cleco Corporation	Briggs & Stratton Corporation
Dynegy Inc.	C. R. Bard, Inc.
El Paso Electric Company	Cabot Oil & Gas Corporation
ESCO Technologies Inc.	Chicago Bridge and Iron Company
Forest Oil Corporation	Church & Dwight Company
Graco Inc.	Curtiss-Wright Corporation
IDACORP Inc.	Del Monte Foods Company
IHS Group	Donaldson Company, Inc.
Midwest Independent Transmission System Operator, Inc.	Ferrellgas Partners, L.P.
Milacron Inc.	Fiserv, Inc.
PacifiCorp	Graco Inc.
Plains Exploration & Production Company	Hot Topic
Portland General Electric Company	Mylan Laboratories Inc.
Powerwave Technologies, Inc.	Noble Energy, Inc.
Rollins Inc.	Pioneer Natural Resources Company
Stericycle, Inc.
Thomas & Betts Corporation
WGL Holdings Inc.
Woodward Governor Company

In addition to the Compensation Committee’s benchmarking analysis, our chief executive officer reviews and examines market benchmark compensation, as well as individual responsibilities and performance, our compensation philosophy and other related information to determine the appropriate level of compensation for each of our NEOs. Mr. Welch evaluates the performance of the NEOs, other than himself, and makes recommendations on their salaries, bonus targets and long-term incentive awards. The Compensation Committee considers these recommendations in its decision making and confers with its compensation consultant to understand the impact and result of any such recommendations.

The Compensation Committee reviews and considers each element of compensation and all elements of compensation together in measuring total compensation packages as part of its benchmarking analyses and in measuring compensation packages against the objectives of our compensation program. In making compensation determinations, the Compensation Committee has not determined that compensation elements are to be set according to a pre-set or formulaic mix. The Compensation Committee retains full discretion to consider or disregard data collected through benchmarking or peer group studies in the course of setting executive compensation levels. Compensation decisions are also considered in the context of individual and Company performance, retention concerns, the importance of the position and internal equity.

Key Components of Our NEO Compensation Program

The key components of our executive compensation program are discussed below. The elements in the table immediately below include the principal components of our pay-for performance approach. The other elements of our executive compensation programs are included below under the heading “Other Components of Our Executive Compensation Programs” which summarize the benefit programs that are available to our NEOs.

Principal Components of our Pay-for-Performance Approach

Component	Purpose	Form	Pay-for-Performance	Comment

Base Salary	Provide sufficient competitive pay to attract and retain experienced and successful executives.	Cash	Adjustments to base salary consider individual performance and contributions to the business with reference to base salary levels of executives at peer companies.	Annual fixed cash compensation. Reflects employee’s level of responsibility, expertise, and individual performance.
Bonus Compensation	Encourage and reward contributions to our corporate performance goals.	Cash	The potential award amount varies with the degree to which we achieve our annual corporate performance goals and our relative total return to shareholders compared to the Dow Jones Utility Average Index companies.	Annual variable cash compensation. The Compensation Committee determines the goals and amounts of the annual bonus each year.
Long-term Incentives	Encourage equity ownership, reward building long-term shareholder value and retain NEOs. We provide a mix of equity award types to balance these objectives.
Stock Options:
Reward stock price appreciation.
Restricted Stock:
	Maintain retention value through short-term market volatility.	Stock Options and Restricted Stock Awards	The potential value created by appreciation in our stock price motivates our NEOs individual performance, which encourages them to achieve strong company performance and, in turn, results in increased shareholder value.	Long-term variable stock-based compensation. The Compensation Committee determines the amounts and value of these awards each year. We encourage stock ownership through guidelines applicable to all of our NEOs.

Base Salary.  The base salary component of each NEO’s annual cash compensation is based on the job responsibilities and individual contribution of each NEO and with reference to base salary levels of executives at peer companies.

In May 2010, the Compensation Committee approved an increase to the base salaries of Ms. Blair and Messrs. Bready, Jipping and Welch. The Committee considered the performance of each individual, growth in his or her job responsibilities and the continued growth of the Company. The Committee also took into account the results of the benchmarking analysis conducted by Meridian, which showed that the Company’s executive officer salaries appreciably trailed benchmarked levels. The salary adjustments for Ms. Blair and Mr. Jipping also reflect previously discussed plans to move their salaries towards the market 50th percentile over a three year period.

Accordingly, base salaries of our NEOs were modified as follows:

	Salary Before	Salary After
Name	May 2010	May 2010

Joseph L. Welch	$735,000	$835,000
Cameron M. Bready	$300,000	$350,000
Edward M. Rahill	$300,000	$300,000
Linda H. Blair	$344,000	$424,000
Jon E. Jipping	$344,000	$424,000

Mr. Welch’s base salary approximates the 50th percentile of the peer groups, while the other NEOs’ base salaries remain considerably below the peer group medians.

Bonus Compensation.  Annual bonus awards based on corporate performance goals, as well as occasional cash bonuses made on a discretionary basis upon completion of significant projects or milestones, are used to provide incentives for and reward contributions to our growth and success. Annual corporate performance bonuses awarded to NEOs for 2010 are listed in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table in this proxy statement, NEOs’ discretionary bonuses for 2010 are listed in the Bonus column of the Summary Compensation Table, and each are described below. NEOs also participate in the Executive Group Special Bonus Plan, described below. Amounts paid under this plan are reflected in the Bonus column of the Summary Compensation Table.

Early each year, the Compensation Committee approves our annual corporate performance bonus plan goals and targets, which are based on key Company objectives: operational excellence and superior financial performance. The same corporate performance goals and targets are used in determining annual bonus compensation for all of our employees. The corporate performance goals and targets, accordingly, are designed to align the interests of customers, shareholders, management and all employees, and encourage teamwork and coordination among all of our executives and employees with a common focus on the growth and success of the Company. Target levels for the corporate performance goals are determined based on long-term strategic plans, historical performance, expectations for future growth and desired improvement over time.

The annual bonus plan performance goals are individually weighted. Weights are assigned to each goal based on areas of focus during the year and difficulty in achieving target performance. Weights are also assigned so that there is a balance between operational and financial goals. Each goal operates independently, and, for most goals, there is not a range of acceptable performance; if a goal is not achieved, there is no payout for that goal. We do not pay for achieving below-target performance on any goal, but we will pay for achievement of target performance on those goals that are achieved even though other goals may not be achieved. The bonus goal targets are established to motivate employees towards operational excellence and superior financial performance and are designed to be challenging to meet, while remaining achievable. Corporate performance goal criteria approved by the Compensation Committee for 2010, and actual bonus results, were:

Goal	Rationale for Goal	Rationale for Target	Weight	2010 Bonus Payout

Safety as measured by lost time	Maintaining the safety of our employees and contractors is a core value and is at the foundation of our success.	Target number of incidents decreased to move towards best-in-class safety performance.	5%	0%
Safety as measured by recordable incidents	Maintaining the safety of our employees and contractors is a core value and is at the foundation of our success.	Target was the same as in 2009 despite increase in exposure due to increase in number of employees and contractors.	5%	5%

Goal	Rationale for Goal	Rationale for Target	Weight	2010 Bonus Payout

Compliance with NERC mandatory reliability standards	Compliance with NERC mandatory reliability standards is critical to ensuring system reliability.	Target was set to maintain compliance with mandatory reliability standards.	5%	0%
ITCTransmission outage frequency	Reducing and limiting system outages is critical to ensuring system reliability.	Target was intended to move company towards best-in-class system performance and to encourage efforts such as root cause analysis to reduce the number of outages. The 2010 target goal reflected top quartile performance.	5%	5%
METC outage frequency	Reducing and limiting system outages is critical to ensuring system reliability.	Target was intended to move company towards best-in-class system performance and to encourage efforts such as root cause analysis to reduce the number of outages. The 2010 target goal reflected top quartile performance.	5%	5%
ITC Midwest outage frequency	Reducing and limiting system outages is critical to ensuring system reliability.	Target was intended to move company towards best-in-class system performance and to encourage efforts such as root cause analysis to reduce the number of outages. The 2010 outage incidents target was 24% lower than the 2009 target.	5%	0%
ITCTransmission Field Operation and Maintenance Plan	Performing necessary preventive maintenance is critical to ensuring system reliability.	Target was reflective of goal to catch up on historically deferred maintenance and also complete the normal maintenance schedule.	5%	5%
METC Field Operation and Maintenance Plan	Performing necessary preventative maintenance is critical to ensuring system reliability.	Target was reflective of goal to catch up on historically deferred maintenance and also complete the normal maintenance schedule.	5%	5%
ITC Midwest Field Operation and Maintenance Plan	Performing necessary preventative maintenance is critical to ensuring system reliability.	Target was reflective of goal to catch up on historically deferred maintenance and also complete the normal maintenance schedule.	5%	5%

Goal	Rationale for Goal	Rationale for Target	Weight	2010 Bonus Payout

ITCTransmission, METC and ITC Midwest Capital Project Plan	Performing necessary system upgrades is critical to ensuring system reliability, providing a robust transmission grid and delivering financial performance.	The 2010 capital project plan was 37% higher than the 2009 target.	15-25%	25%
ITC Great Plains Capital Project Plan	Driving results in development projects leads to long-term growth in financial performance.	The 2010 target was set to reflect completion of certain tasks necessary for completion of capital projects.	5%	5%
Non-field Operation and Maintenance expense	Controlling general and administrative expenses is an important part of controlling rates charged to transmission customers.	The 2010 target was set to drive efforts to control general and administrative expenses across all operating subsidiaries.	10%	10%
EBITDA(1)	EBITDA is an important measure of the Company’s current financial performance.	The 2010 target was 7% higher than the 2009 target, reflecting continued growth.	15%	15%
Total			100%	85%

(1)	We define EBITDA as net income plus income taxes, depreciation and amortization expense and interest expense; and excluding allowance for equity funds used during construction and certain other items not related to operating performance, such as loss on extinguishment of debt.

Additionally, to further motivate management to provide value to shareholders, we include a performance factor for our executives, including the NEOs, under which their annual bonus awards may be increased by as much as 100 percent based on our relative total return to shareholders compared to the Dow Jones Utility Average Index companies. The factor can be applied only if our total return to shareholders is positive for the year. Moreover, the factor has the effect of increasing the earned bonus award only when relative return to shareholders exceeds the 50th percentile of the group and is determined as follows:

ITC’s Total Return to Shareholders relative to each of
the Dow Jones Utility Average Companies	Performance Factor

1st to 50th percentile	1.0
51st to 60th percentile	1.2
61st to 70th percentile	1.4
71st to 80th percentile	1.6
81st to 90th percentile	1.8
91st to 100th percentile	2.0

We computed 2010 total return to shareholders as follows:

A: Calculated the average of the closing prices from December 17, 2009 to January 15, 2010

B: Calculated the average of the closing prices from December 17, 2010 to January 15, 2011

C: Calculated total dividends paid per share in 2010

Total Return to Shareholders: (B − A + C)/A

Our 2010 total return to shareholders was 23.4%, which ranked as the highest return and was at the 100th percentile compared to the Dow Jones Utility Average Index companies. This ranking equated to a performance factor of 2.0.

Bonuses are based on target bonus amounts, which for each employee is a percentage of his or her base salary. The Compensation Committee considers each individual’s job responsibilities and the results of its benchmarking analysis when determining target bonus levels for executive officers, including the NEOs. For 2010, target bonus levels were 125% of base salary for Mr. Welch and 100% of base salary for Ms. Blair and Messrs. Bready, Jipping, and Rahill. The benchmarking study showed that Mr. Welch’s target bonus opportunity is above the 50th percentile compared to CEOs in our peer groups. In establishing the target at 125%, the Compensation Committee considered this information along with Mr. Welch’s leading role in the industry and his pivotal role in the growth of the Company. The target bonus percentages for the other NEOs are also above the 50th percentile of the market; however, when these percentages are applied to their base salaries, which are below the 50th percentile, they produce total cash compensation values that are generally consistent with market practice.

Company performance on the incentive plan goals, including the performance factor based on total return to shareholders that is applicable only to executives, resulted in a bonus calculation for 2010 for executives, including NEOs, according to the following formula:

Base Salary x Target Bonus (% of base salary) x Achievement of Corporate Goals (85%)
x Performance Factor (2.0) = Annual Bonus Amount

For fiscal year 2011, the Compensation Committee approved corporate performance goals for the annual bonus award similar to the 2010 criteria, including the performance factor for NEOs and other executives.

In January 2010, the Compensation Committee approved discretionary cash bonuses for substantially all employees in conjunction with the successful completion of certain significant regulatory milestones relating to Phase I of the KETA transmission project. The total bonus award amount to be paid to employees was recommended by management to the Compensation Committee and was divided among employees on a pro rata basis equal to the percentage of the total annual incentive award payout received by each employee. The bonus was paid in January 2010.

Similarly, in August 2010, the Compensation Committee approved discretionary cash bonuses for substantially all employees in conjunction with the successful completion of certain significant regulatory milestones relating to the KETA Phase II transmission project. The bonus award amount was recommended by management to the Compensation Committee and was paid on a pro rata basis equal to the percentage of the total annual incentive award payout received by each employee. The bonus was paid in October 2010.

Under the ITC Holdings Corp. Executive Group Special Bonus Plan, or the Special Bonus Plan, the Compensation Committee is authorized to approve the crediting of special bonus amounts to plan participants and generally gives consideration to dividends paid, or expected to be paid, on our common stock. We adopted the Special Bonus Plan in June 2005 as a vehicle that could be used to compensate plan participants for the lost value of equity investments and grants that occurred prior to the Company’s initial public offering, or IPO, in July 2005. Since inception, bonuses under the Special Bonus Plan have been credited to NEOs once each quarter. The amounts of the awards were equal to the approved per share quarterly dividend amount, multiplied by the number of our common shares underlying the options held by the NEO granted prior to the IPO and are immediately vested and paid. The amounts paid under the Special Bonus Plan in 2010 are set forth in the “Bonus” column of the Summary Compensation Table. The only participants in this plan are executives who were granted options during the period prior to the IPO and special bonus amounts have been paid only with respect to options granted before the IPO. The Compensation Committee considers these amounts to be tied to the investments made and risks faced by our executive officers prior to the IPO.

Long-Term Incentives.  In May 2010, the Compensation Committee approved grants of restricted stock and stock options to employees, including the NEOs, under the Amended and Restated ITC Holdings Corp. 2006 Long Term Incentive Plan, or LTIP. The primary purpose of the LTIP is to encourage equity ownership among our employees, non-employee directors and consultants in order to align their interests with those of shareholders. The LTIP is designed to enhance our ability to attract, motivate and retain qualified managers and employees, and encourage strong performance. It also is designed to motivate future growth through individual performance and, in turn, strong Company performance. The amounts and terms of grants made under the LTIP are described in the narrative following the Grants of Plan-Based Awards Table in this proxy statement.

The Compensation Committee approved awards under the LTIP based on our CEO’s recommendation derived from market data of our peer groups under our former compensation consultant, Meridian, as well as performance of the Company and executive. The award grants are meant to reward, motivate and incent performance, as well as act as a retention mechanism. A total value for the award for each grantee was determined based on a percentage of salary. For the NEOs, the awards were targeted to be 150% of base salary for Ms. Blair and Messrs. Welch, Jipping and Bready and 100% of base salary for Mr. Rahill. For Mr. Welch, the total value for the award was weighted between grants of restricted stock and options at 50% each. The mix for the other NEOs was generally weighted toward options, with the awards being granted 30% in restricted stock and 70% in options. Meridian provided the Compensation Committee with valuations of the options and restricted stock according to its modified Black-Scholes model, which was also applied to the equity awards of the peer group companies. In determining the size of grants under the LTIP and the split between options and restricted stock, the Compensation Committee considered the recommendation of the CEO in light of comparisons to peer company long-term incentive plan grants, expense to the Company and dilution of shareholder value, as well as amounts that it believes will motivate performance to achieve continued growth in shareholder value. The grants made to Mr. Rahill were somewhat below the 50th percentile of our peer group while Ms. Blair and Messrs. Bready, Jipping and Welch received grants that somewhat exceeded the 50th percentile. The Committee continues to monitor and balance competitive practice, alignment with shareholders’ interests and cost considerations when making long-term incentive awards.

Other Components of Our Executive Compensation Programs

Pension Benefits.  As is common in our industry and as established pursuant to our initial formation requirements pursuant to the acquisition agreement with DTE Energy for ITCTransmission, we maintain a tax-qualified defined benefit retirement plan for eligible employees, comprised of a traditional pension component and a cash balance component. All employees, including the NEOs, participate in either the traditional component or the cash balance component. We have also established two supplemental nonqualified, noncontributory retirement benefit plans for selected management employees: the Management Supplemental Benefit Plan, or MSBP, in which only Mr. Welch participates and the Executive Supplemental Retirement Plan, or ESRP, in which all other NEOs participate. These plans provide for benefits that supplement those provided by our qualified defined benefit retirement plan. Benefits payable to the NEOs pursuant to the retirement plans are set by the terms of that plan. The Compensation Committee exercises no regular discretionary authority in the determination of benefits. The retirement plans may be modified, amended or terminated at any time, although no such action may reduce a NEO’s earned benefits and, with regard to the MSBP, changes must generally be agreed to by Mr. Welch. See Pension Benefits in this proxy statement for information regarding participation by the NEOs in our retirement plans as well as a description of the terms of the plans.

For Mr. Welch, the Change in Pension Value & Non-Qualified Deferred Compensation Earnings column of the Summary Compensation Table includes amounts associated with the MSBP. Mr. Welch retired under DTE Energy’s Management Supplemental Benefit Plan, though with lower benefits than he would have earned with additional service. In order to compensate Mr. Welch for the value of benefits he would have received had he remained with DTE Energy, the Company agreed to establish the MSBP such that his retirement benefits would be calculated to include service with DTE Energy, with the resulting amount offset by the benefits he is receiving from DTE Energy. The MSBP is described in detail in the Pension Benefits — Management Supplemental Benefit Plan section of this proxy statement following the Pension Benefits Table. The calculation of Mr. Welch’s benefit under the MSBP is affected by including awards to him under the Special Bonus Plan prior to May 17, 2006. The calculation also is affected by including awards to Mr. Welch under our former Dividend Equivalents Rights Plan, or DERP. The DERP was established in 2003 to preserve the value of options that previously were granted to executives and key employees upon a return of capital to shareholders that we issued that year. Under the DERP, upon affecting a return of capital to shareholders, a cash amount (equal to the per share return of capital multiplied by the number of options held by each executive and key employee) was credited to a bookkeeping account maintained for each DERP participant. Those amounts previously held in bookkeeping accounts under the DERP were paid out to each DERP participant in 2005 upon the plan’s termination.

Benefits and Perquisites.  The NEOs participate in a variety of benefit programs, which are designed to enable us to attract and retain our workforce in a competitive marketplace. These programs include our Savings and Investment Plan, which consists of a 401(k) component, a matching contribution component and a component that provides additional benefits for certain executives (“executive defined contribution plan”).

Our NEOs are provided a limited number of perquisites in addition to benefits provided to our other employees. The purpose of these perquisites is to minimize distractions from the NEOs’ attention to important Company initiatives, to facilitate their access to work functions and personnel, and to encourage interactions among NEOs and others within professional, business and local communities. NEOs are provided perquisites such as auto allowance, financial, estate and legal planning, income tax return preparation, annual physical, club memberships, personal liability insurance, and relocation assistance, as well as reimbursements for income taxes related to the inclusion of the value of the payment by the Company of these perquisites. The Company’s Executive Perquisite Benefits policy currently includes provisions related to the reimbursement of income tax amounts that will be reviewed when the Compensation Committee undertakes its periodic review of the policy. In September 2010, the Compensation Committee approved a perquisite for Mr. Welch related to the installation of an electronic security system for his personal residence, necessitated by his relocation to a new residence. Additionally, we own aircraft to facilitate the business travel schedules of our executives and other employees, particularly to locations that do not provide efficient commercial flight schedules. Mr. Welch and guests traveling with him are permitted to travel for personal business on our aircraft, with an annual limit on total incremental expense to the Company of $125,000 for such personal travel. In 2007, the Compensation Committee reviewed market data showing the prevalence of various perquisites in American industry. These perquisites are further discussed in footnote 5 to the Summary Compensation Table in this proxy statement.

Potential Severance Compensation.  Pursuant to employment agreements, each NEO is entitled to certain benefits and payments upon a termination of his or her employment. Benefits and payments to be provided vary based on the circumstances of the termination. The Compensation Committee believes it is important to provide this protection in order to ensure our NEOs will remain engaged and committed to us during an acquisition of the Company or other transition in management. See Employment Agreements and Potential Payments Upon Termination or Change in Control in this proxy statement for further detail on these employment agreements, including a discussion of the compensation to be provided upon termination or a change in control.

In addition to severance benefits identified in their employment agreements, NEOs are eligible to receive certain payments or benefits due to a termination of employment or change in control of the Company, which would be related to grants made under the 2003 Plan, the LTIP, or our benefits plans. The NEOs’ eligibility for such payments or benefits is identified in the descriptions of those plans in this proxy statement. Because these agreements are provided to satisfy different objectives than our regular compensation program, and because they are by definition contingent in nature, decisions made regarding these programs do not affect our regular compensation program.

On March 1, 2011, Mr. Rahill retired from the Company. In addition to the benefits for which Mr. Rahill was eligible under the provisions of his employee agreement relating to termination without cause, Mr. Rahill and the Company entered into a separation agreement that provided certain additional benefits in recognition of his contributions to the Company as well as his obligations under the separation agreement. The benefits are discussed in more detail in Employment Agreements and Potential Payments Upon Termination or Change in Control in this proxy statement.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, restricts the deductibility of executive compensation paid to a company’s chief executive officer and any of the four other most highly compensated executive officers at the end of any fiscal year to not more than $1,000,000 in annual compensation (including the value of restricted stock and deferred stock units as they vest and the gain from the exercise of certain stock option grants). Certain performance-based compensation is exempt from this limitation if it complies with the various conditions described in Section 162(m). In general, our stock options and cash incentive compensation arrangements are designed to cause compensation realized in connection with the plans to comply with these conditions and be exempt from the Section 162(m) restriction on deductibility, to the extent permissible.

Other components of our compensation program result in payments from time to time that would be subject to the restriction on deductibility, but we do not believe the effect of the restriction on us is currently material or that further action to qualify compensation for deductibility is necessary at this time. It may be appropriate to exceed the limitations on deductibility under Section 162(m) to ensure that executive officers are compensated in a manner that is consistent with the best interests of us and our shareholders, and we reserve the authority to approve non-deductible compensation in appropriate circumstances. We continue to evaluate from time to time the advisability of qualifying future executive compensation programs for exemption from the Section 162(m) restriction on deductibility.

Stock Ownership Guidelines

In furtherance of our objective to align the interests of management with shareholders, effective August 16, 2006, the Compensation Committee adopted stock ownership guidelines applicable to executive officers. Under these guidelines, executive officers, including NEOs, must meet the applicable stock ownership guideline by the later of August 16, 2011 or the fifth anniversary of when the guidelines first become applicable to the individual. The guidelines require ownership of shares of our common stock valued at five times annual salary in the case of the chief executive officer, three times annual salary in the case of executive and senior vice presidents and two times annual salary in the case of other executive officers. The Compensation Committee determined the ownership levels in reliance on comparisons to peer company stock ownership guideline policies. Shares issuable upon exercise of vested in-the-money stock options, shares (including shares of restricted stock) owned directly, shares owned through various employee benefit plans and shares previously owned by executives but placed in trust for family members count towards the ownership threshold. Stock ownership positions could be considered as a factor in promotion or succession decisions and failure to maintain the applicable minimum ownership threshold may result in payment of only a portion of annual incentives in our common stock or other action by the Compensation Committee. Restricted stock awards may not be sold after vesting unless the individual is in compliance with the applicable ownership guideline, subject to hardship exceptions approved by the chief executive officer (or by the Compensation Committee, in the case of an exception to be approved on behalf of the chief executive officer). The Compensation Committee may modify, amend, waive, suspend or rescind any aspect of the guidelines at any time. Each of the NEOs is in compliance with, or is on schedule to meet the requirements of, the policy within the five year period.

Compensation Committee Report

The Compensation Committee has reviewed and discussed this Compensation Discussion and Analysis with management and, based on the review and discussions with management, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

LEE C. STEWART	EDWARD G. JEPSEN	RICHARD D. MCLELLAN	G. BENNETT STEWART

Summary Compensation

The following table provides a summary of compensation paid or accrued by the Company and its subsidiaries to or on behalf of the NEOs for services rendered by them during each of the last three calendar years, as required by SEC rules and regulations. The material terms of plans and agreements pursuant to which certain items set forth below were paid are discussed elsewhere in “Compensation of Executive Officers and Directors.”

Summary Compensation Table

							Change in
							Pension
							Value & Non-
						Non-Equity	qualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
			Bonus	Awards	Awards	Compensation	Earnings	Compensation
Name	Year	Salary ($)	($)(1)	($)(2)	($)(2)	($)(3)	($)(4)	($)(5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Joseph L. Welch,	2010	$800,904	$1,288,217	$714,952	$613,504	$1,774,375	$4,215,989	$222,567	$9,630,508
President, CEO &	2009	$737,827	$1,164,369	$634,566	$555,063	$1,488,375	$147,370 (6)	$148,891	$4,876,461
Director	2008	$678,654	$1,098,902	$1,117,003	$730,355	$826,875	$3,133,475	$168,833	$7,754,097
Cameron M. Bready,	2010	$332,692	$26,024	$178,031	$360,023	$595,000	$62,357	$54,220	$1,608,347
EVP, Treasurer and CFO(7)	2009	$217,692	$219,706	$717,508	$317,896	$340,200	$21,904	$155,247	$1,990,153
Edward M. Rahill,	2010	$301,154	$161,828	$101,739	$205,718	$510,000	$156,710	$65,948	$1,503,097
SVP, President — ITC	2009	$296,385	$205,590	$152,531	$317,896	$486,000	$87,861	$56,566	$1,602,829
Grid Development(7)	2008	$271,308	$186,340	$118,709	$203,336	$371,000	$146,335	$54,607	$1,351,635
Linda H. Blair,	2010	$395,785	$199,225	$215,704	$436,142	$720,800	$109,134	$52,752	$2,129,542
EVP & CBO	2009	$345,323	$189,752	$174,912	$364,523	$557,280	$43,345	$53,741	$1,728,876
	2008	$317,723	$183,151	$145,840	$249,811	$455,800	$79,568	$48,545	$1,480,438
Jon E. Jipping,	2010	$395,785	$98,016	$215,704	$436,142	$720,800	$170,742	$61,019	$2,098,208
EVP & COO	2009	$345,323	$99,959	$174,912	$364,523	$557,280	$84,414	$67,778	$1,694,189
	2008	$317,723	$91,575	$145,840	$249,811	$455,800	$151,717	$55,125	$1,467,591

(1)	The compensation amounts reported in this column include, among others, special bonus awards under the Special Bonus Plan. Such bonuses are awarded at the sole discretion of the Compensation Committee. Special bonuses awarded by the Compensation Committee to date have been equal to per share dividend amounts paid by the Company multiplied by the number of options granted in 2003 and 2005 that continue to be held by plan participants and all such bonuses are now vested. In 2009, all NEOs received discretionary bonuses in recognition of certain achievements related to the Hugo to Valliant development project, which are included in this column. In 2009, Mr. Bready received a signing bonus and was compensated for a bonus he was required to repay to his predecessor employer. In 2010, all NEOs received discretionary bonuses in recognition of the successful completion of certain significant milestones relating to Phase I and Phase II of the KETA transmission project, which are included in this column. Each of these bonuses, other than those awarded under the Special Bonus Plan, is set forth in the following table under Other Bonuses:

		Special	Other	Total
		Bonus	Bonuses	Bonus
Name	Year	($)	($)	($)

Joseph L. Welch	2010	$1,209,716	$78,501	$1,288,217
	2009	$1,154,309	$10,060	$1,164,369
	2008	$1,098,902	—	$1,098,902
Cameron M. Bready	2010	—	$26,024	$26,024
	2009	—	$219,706	$219,706
Edward M. Rahill	2010	$137,932	$23,896	$161,828
	2009	$195,735	$9,855	$205,590
	2008	$186,340	—	$186,340
Linda H. Blair	2010	$168,419	$30,806	$199,225
	2009	$185,985	$3,767	$189,752
	2008	$183,151	—	$183,151
Jon E. Jipping	2010	$67,210	$30,806	$98,016
	2009	$96,192	$3,767	$99,959
	2008	$91,575	—	$91,575

(2)	The amounts reported in these columns represent the fair value of stock option and restricted stock awards granted to the NEOs under the LTIP, excluding any forfeiture reserves recorded for these awards. The grant date present value of the stock options was determined in accordance with FASB ASC Topic 718 using a Black-Scholes option pricing model. The options have a term of 10 years from date of grant, with a remaining future life of 9.3 years for 2010 grants, 8.3 years for 2009 grants and 7.6 years for 2008 grants. Weighted average assumptions used in the valuation of the 2010 options include an expected volatility of 37.4%, a risk-free interest rate of 2.47%, an expected life of 6 years, an expected dividend yield of 2.44%, and an underlying share price of $52.47. The 2010 restricted stock awards are recorded at fair value at the date of grant, which is equivalent to the underlying share price of $52.47. The stock award amount for 2010 also includes the fair value of the deferred stock units paid to Mr. Welch described in footnote 3 to the Grants of Plan Based Awards Table. The weighted average grant date fair value of the deferred stock units granted in 2010 was $57.60. Weighted average assumptions used in the valuation of the 2009 options include an expected volatility of 37.5%, a risk-free interest rate of 2.44%, an expected life of 6 years, an expected dividend yield of 2.95%, and an underlying share price of $41.37. The restricted stock award granted to Mr. Bready upon his employment was recorded at fair value at the date of the grant, which is equivalent to the underlying share price of $43.28. The remaining 2009 restricted stock awards are recorded at fair value at the date of grant, which is equivalent to the underlying share price of $41.37. Weighted average assumptions used in the valuation of the 2008 options include an expected volatility of 24.7%, a risk-free interest rate of 3.36%, an expected life of 6 years, an expected dividend yield of 2.14%, and an underlying share price of $56.88 per share. The stock award amount for 2009 also includes the fair value of the deferred stock units paid to Mr. Welch described in footnote 3 to the Grants of Plan Based Awards Table. The weighted average grant date fair value of the deferred stock units granted in 2009 was $43.54. The 2008 restricted stock awards are recorded at fair value at the date of grant, which is equivalent to the underlying share price of $56.88 per share. The stock award amount for 2008 also includes the fair value of the deferred stock units paid to Mr. Welch described in footnote 3 to the Grants of Plan Based Awards Table. The weighted average grant date fair value of the deferred stock units granted in 2008 was $55.49.

(3)	The amounts reported in this column include cash awards tied to the achievement of annual Company performance goals under our bonus plan in effect for each of 2010, 2009 and 2008. Each year, the Compensation Committee sets the targets for bonuses as well as the appropriate financial and operational metrics. For 2008, the Compensation Committee selected safety, outage frequency, priority maintenance activities, capital project plan, non-field O&M, and earnings before interest, taxes, depreciation and amortization. In 2009 and 2010, the goals also included reliability compliance. Also reflected in this column are cash awards paid in 2008 to NEOs except Mr. Welch, tied to the achievement of goals with respect to the Company’s integration of the IPL assets during 2008. The Compensation Committee set the goals in 2007, which included completing transition of independent system operation and network and third party billing, completing personnel hiring and training, warehouse set-up and tools/equipment procurement, transferring of franchises and timely compliance filings. All of the integration goals were achieved. Payout was equal to half of the 2007 annual incentive plan bonus based on 2008 base salary, calculated as follows:

2008 Base Salary x Target Bonus (100% of base salary) x
Achievement of Corporate Goals (85% for 2007) x Achievement of Integration Goals (100%) ÷ 2
= Bonus Amount

(4)	All amounts reported in this column pertain to the tax-qualified defined benefit pension plan and two supplemental nonqualified, noncontributory retirement plans maintained by the Company. None of the income on nonqualified deferred compensation was above-market or preferential. Variation in the amounts from year to year reflects the formulas on which the benefits are calculated, which formulas have not been revised.

(5)	All Other Compensation includes amounts for auto allowance, financial, estate and legal planning, income tax return preparation, annual physical, club memberships, personal liability insurance, relocation assistance (for Mr. Bready in 2009 only), home security system (for Mr. Welch only), personal use of company aircraft (for Mr. Welch only), and for other benefits such as Company contributions on behalf of the NEOs pursuant to the matching and executive defined contribution plan components of the Savings and Investment Plan, as well as reimbursements for income taxes related to the inclusion of the value of the payment by the Company of these perquisites. The incremental cost of the personal use of the Company aircraft was determined based upon the Company’s expenses incurred in connection with the actual costs of, maintenance, landing, parking, crew and catering and estimated fuel costs relating to Mr. Welch’s hours of use of the plane. Fuel expense was determined by calculating the average fuel cost for the month and the average amount of fuel used per hour. Perquisites have been valued for purposes of these tables on the basis of the aggregate incremental cost to the Company. These benefits and perquisites for 2010, 2009 and 2008 are itemized in the table below as required by applicable SEC rules.

			Executive
			Defined
			Contribution			Personal
			Plan —			Use of	Home
		401(k)	Employer	Tax	Relocation	Company	Security	Other
Name	Year	Match	Contribution	Reimbursements	Assistance	Aircraft	System	Benefits	Total

Joseph L. Welch	2010	$14,700	$17,800	$72,813	—	$58,478	$38,300	$20,475	$222,566
	2009	$14,700	$17,800	$41,075	—	$45,883	—	$29,433	$148,891
	2008	$13,800	$16,700	$34,619	—	$67,139	—	$36,575	$168,833
Cameron M. Bready	2010	$13,150	$15,300	$10,693	—	—	—	$15,076	$54,219
	2009	$9,886	$13,103	$400	$124,043	—	—	$7,815	$155,247
Edward M. Rahill	2010	$14,700	$17,800	$13,826	—	—	—	$19,622	$65,948
	2009	$14,700	$17,800	$4,338	—	—	—	$19,728	$56,566
	2008	$13,800	$16,700	$4,343	—	—	—	$19,764	$54,607
Linda H. Blair	2010	$13,150	$14,800	$10,762	—	—	—	$14,040	$52,752
	2009	$13,150	$17,800	$3,818	—	—	—	$18,974	$53,742
	2008	$12,350	$16,700	$2,466	—	—	—	$17,029	$48,545
Jon E. Jipping	2010	$13,150	$17,800	$12,837	—	—	—	$17,232	$61,019
	2009	$13,150	$17,800	$9,545	—	—	—	$27,283	$67,778
	2008	$12,350	$16,700	$4,894	—	—	—	$21,181	$55,125

(6)	The decrease in this amount from 2008 to 2009 was attributable to an increase in the assumed retirement age for Mr. Welch from 62 to 65.

(7)	Mr. Bready joined the Company in April 2009. Mr. Rahill retired from the Company in March 2011.

Grants of Plan-Based Awards

The following table sets forth information concerning each grant of an award made to a NEO during 2010.

Grants of Plan-Based Awards Table

					All Other	All Other		Grant
					Stock	Option	Exercise	Date Fair
					Awards:	Awards:	or Base	Value of
					Number of	Number of	Price of	Stock and
		Estimated Future Payouts Under Non-Equity			Shares of	Securities	Option	Option
	Grant	Incentive Plan Awards			Stock or	Underlying	Awards	Awards
Name	Date	Threshold ($)	Target ($)(1)	Maximum ($)(1)	Units (#)	Options (#)	($/Sh)	($)(2)
(a)	(b)	(c)	(d)	(e)	(i)	(j)	(k)	(l)

Joseph L. Welch	3/15/10	—	—	—	31 (3)	—	—	$1,715
	5/18/10	—	—	—	13,492	38,316	$52.47	$1,321.429
	6/15/10	—	—	—	32 (3)	—	—	$1,718
	9/15/10	—	—	—	30 (3)	—	—	$1,817
	12/15/10	—	—	—	29 (3)	—	—	$1,777
		—	$1,043,750	$2,087,500	—	—	—	—
Cameron M. Bready	5/18/10	—	—	—	3,393	22,485	$52.47	$538,053
		—	$350,000	$700,000	—	—	—	—
Edward M. Rahill	5/18/10	—	—	—	1,939	12,848	$52.47	$307,457
		—	$300,000	$600,000	—	—	—	—
Linda H. Blair	5/18/10	—	—	—	4,111	27,239	$52.47	$651,846
		—	$424,000	$848,000	—	—	—	—
Jon E. Jipping	5/18/10	—	—	—	4,111	27,239	$52.47	$651,846
		—	$424,000	$848,000	—	—	—	—

(1)	The compensation reported reflects the annual cash awards tied to the achievement of annual Company performance goals under our 2010 bonus plan. The target payout for 2010 was set at 125% of base salary for Mr. Welch and 100% of base salary for the other NEOs. The amount shown in Column (e) represents the potential payout based on maximum achievement of the bonus goals and the performance factor, under which NEOs’ annual bonus awards could be increased up to two times the target amount based on our total return to shareholders compared to the Dow Jones Utility Average Index. The actual bonus payments earned were based on an achievement of 85% of bonus targets and a performance factor of 2.0. Actual dollar amounts paid are disclosed and reported in the Summary Compensation Table as Non-Equity Incentive Plan Compensation. Plan awards were earned in 2010 and paid in February 2011. For more information regarding the corporate goals for 2010, see Compensation Discussion and Analysis — Cash Components of Compensation — Bonus Compensation in this proxy statement.

(2)	Grant Date Fair Value consists of stock options and restricted stock awarded under the LTIP with a grant date of May 18, 2010. See footnote 3 of the Summary Compensation Table for a description of the inputs used to value the stock options under the Black-Scholes option pricing model. The restricted stock awards reflected here are recorded at fair value at the date of grant, which was $52.47 per share for the May 18, 2010 grants.

(3)	This compensation represents additional deferred stock units paid pursuant to dividend equivalent rights relating to the unsettled portion of the deferred stock unit grant made to Mr. Welch pursuant to the LTIP in 2008. The units were fully earned upon grant but provided that they will settle in three equal annual installments beginning in February 2009. The dividend equivalent rights provide that Mr. Welch will receive additional deferred stock units with a fair market value equal to the cash dividends he would have received on the shares underlying the deferred stock units he holds if such underlying shares of common stock had been outstanding on the record date for the dividend. The additional units will be settled in shares of our common stock at the same time as the units on which the dividend equivalents were received.

The Compensation Committee has established bonus targets as a percentage of the base salary for each NEO in consideration of benchmarking data on total cash compensation, the importance of the NEO’s position to the success of the Company, our need to create meaningful incentives to enhance performance and the culture of teamwork that makes our company successful. The Compensation Committee does not have a pre-established targeted allocation of cash compensation into its component elements of base salary and bonus.

The Compensation Committee may grant stock options, restricted stock, restricted stock units and performance based awards in the form of equity or cash under the LTIP with the terms of each award set forth in a written agreement with the recipient. Equity-based grants made in 2010 to the NEOs under the LTIP were made pursuant to terms stated in a restricted stock award agreement and an option agreement.

The restricted stock award agreements provide that, so long as the grantee remains employed by us, the restricted stock fully vests upon the earlier of (i) the third anniversary of the grant date, (ii) the grantee’s death or permanent disability, or (iii) a “change in control” (as defined in the LTIP). If the grantee’s employment is terminated for any reason other than retirement at or after age 65, death or disability prior to the restricted stock becoming fully vested, the grantee forfeits the restricted stock, unless otherwise determined by the Compensation Committee. If the grantee’s employment is terminated due to retirement, the stock will vest pro rata based on service time since the grant date and the remaining unvested shares will be canceled. The restricted stock award agreements also provide that restricted stock issued to the grantee may not be transferred by the grantee in any manner prior to vesting. Grantees otherwise have all rights of holders of our common stock, including voting rights and the right to receive dividends.

The option agreements provide that the options become exercisable in three equal annual installments beginning on the one year anniversary of the grant date so long as the grantee remains employed by us. The options become fully exercisable immediately upon (i) the grantee’s death or permanent disability or (ii) upon a “change in control” (as defined in the LTIP). The Compensation Committee has the right to accelerate vesting or extend the time for exercise. The exercise price of the options is the fair market value per share of our common stock on the grant date. The grantee may pay the exercise price in cash, with previously acquired shares that have been held at least six months or pursuant to a broker-assisted cashless exercise method. The stock options will expire 10 years after the grant date and will immediately terminate to the extent not yet exercisable if the grantee’s employment with us is terminated for any reason other than retirement at or after age 65, death or disability. If the grantee’s employment is terminated other than due to retirement at or after age 65, death or disability on or after the date the options first become exercisable, then the grantee has the right to exercise the option for three months after termination of employment to the extent exercisable on the date of termination. If the grantee retires from the Company at or after age 65, the options will continue to vest on the normal schedule and the grantee has the right to exercise the option at any time during the remaining term to the extent it was exercisable and not previously exercised. If the grantee’s employment terminates due to death or disability, the grantee or the grantee’s estate has the right to exercise the option at any time during the remaining term to the extent it was exercisable and not previously exercised. The option agreements also provide that options issued to the grantee may not be transferred by the grantee except pursuant to a will or the applicable laws of descent and distribution or transfers to which the Compensation Committee has given prior written consent. Until the issuance of shares of stock pursuant to the exercise of stock options, holders of stock options granted under the option agreements have no rights of holders of our common stock.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information with respect to unexercised options and shares of stock that have not vested as of the end of 2010 held by the NEOs.

Outstanding Equity Awards at Fiscal Year-End Table

	Number of	Number of
	Securities	Securities
	Underlying	Underlying			Number of Shares or		Market Value of
	Unexercised Options	Unexercised Options	Option Exercise	Option Expiration	Units of Stock That		Shares or Units of
Name	(#) Exercisable(1)	(#) Unexercisable(1)	Price ($)	Date	Have Not Vested (#)		Stock That Have Not
(a)	(b)	(c)	(e)	(f)	(g)		Vested ($)(2) (h)

Joseph L. Welch	601,778	—	$7.48	2/28/2013	—		—
	321,067	—	$23.00	7/25/2015	—		—
	31,030	7,758	$33.00	8/16/2016	—		—
	48,575	32,384	$42.82	8/15/2017	—		—
	36,575	18,287	$56.88	8/13/2018	—		—
	15,511	31,023	$41.37	5/19/2019	—		—
	—	38,316	$52.47	5/18/2020	—		—
					2,909	(3)	$180,300
					6,072	(4)	$376,343
					4,372	(5)	$270,977
					15,022	(6)	$931,064
					13,492	(7)	$836,234
Cameron M. Bready	8,884	17,767	$41.37	5/19/2019	—		—
	—	22,485	$52.47	5/18/2020	—		—
					13,054	(8)	$809,087
					3,687	(6)	$228,520
					3,393	(7)	$210,298
Edward M. Rahill	56,292	—	$23.00	7/25/2015	—		—
	—	2,079	$33.00	8/16/2016	—		—
	—	3,815	$42.82	8/15/2017	—		—
	10,183	5,091	$56.88	8/13/2018	—		—
	—	17,767	$41.37	5/19/2019	—		—
	—	12,848	$52.47	5/18/2020	—		—
					1,336	(3)	$82,805
					1,226	(4)	$75,987
					2,087	(5)	$129,352
					3,687	(6)	$228,520
					1,939	(7)	$120,179
Linda H. Blair	60,296	—	$7.48	4/15/2013	—		—
	53,612	—	$23.00	7/25/2015	—		—
	7,265	1,817	$33.00	8/16/2016	—		—
	6,042	4,028	$42.82	8/15/2017	—		—
	12,510	6,255	$56.88	8/13/2018	—		—
	10,187	20,373	$41.37	5/19/2019	—		—
	—	27,239	$52.47	5/18/2020	—		—
					1,168	(3)	$72,393
					1,295	(4)	$80,264
					2,564	(5)	$158,917
					4,228	(6)	$262,051
					4,111	(7)	$254,800

	Number of	Number of
	Securities	Securities
	Underlying	Underlying			Number of Shares or		Market Value of
	Unexercised Options	Unexercised Options	Option Exercise	Option Expiration	Units of Stock That		Shares or Units of
Name	(#) Exercisable(1)	(#) Unexercisable(1)	Price ($)	Date	Have Not Vested (#)		Stock That Have Not
(a)	(b)	(c)	(e)	(f)	(g)		Vested ($)(2) (h)

Jon E. Jipping	26,806	—	$23.00	7/25/2015	—		—
	6,929	1,733	$33.00	8/16/2016	—		—
	6,042	4,028	$42.82	8/15/2017	—		—
	12,510	6,255	$56.88	8/13/2018	—		—
	10,187	20,373	$41.37	5/19/2019	—		—
	—	27,239	$52.47	5/18/2020
					1,114	(3)	$69,046
					1,295	(4)	$80,264
					2,564	(5)	$158,917
					4,228	(6)	$262,051
					4,111	(7)	$254,800

(1)	Each option has a ten year term from the date of grant. Options granted prior to 2008, vest in five equal annual installments, beginning on the first anniversary of the grant date. Options granted in 2008, 2009 and 2010 vest in three equal annual installments, beginning on the first anniversary of the grant date.

(2)	Value was determined by multiplying the number of shares that have not vested by the closing price of our common stock as of December 31, 2010 ($61.98 per share).

(3)	The outstanding shares of restricted stock vest five years after the date of the grant, which was August 16, 2006.

(4)	The outstanding shares of restricted stock vest five years after the date of the grant, which was August 15, 2007.

(5)	The outstanding shares of restricted stock vest three years after the date of the grant, which was August 13, 2008.

(6)	The outstanding shares of restricted stock vest three years after the date of the grant, which was May 19, 2009.

(7)	The outstanding shares of restricted stock vest three years after the date of the grant, which was May 18, 2010.

(8)	The outstanding shares of restricted stock vest five years after the date of the grant, which was April 6, 2009.

Equity grants made to NEOs in 2010 were made pursuant to the LTIP. The terms of these grants are described above in the narrative discussion accompanying the Grants of Plan-Based Awards Table, which terms apply to grants made in 2009 and 2008 as well. Prior equity grants under the LTIP have substantially the same terms as the post-2008, except that the vesting period of the prior grants is five years rather than three.

Prior to 2006, we awarded equity-based compensation under the 2003 Stock Purchase and Option Plan, which was established in 2003 and amended in 2005, with approval of our shareholders. The plan provides for the granting of equity awards, which have consisted of the right to purchase shares of common stock as well as the right to receive grants of restricted common stock and options to purchase shares of common stock. The Compensation Committee administers the plan. Options previously granted under this plan generally vest and become exercisable at the rate of 20% per year over five years beginning one year after grant, assuming the recipient of the option retires at or after age 65 or continues to be employed during such time by us or any of our subsidiaries, and expire on the tenth anniversary of the date of the grant. In addition, the options automatically become exercisable in the event of the recipient’s death or disability and immediately prior to a “change of ownership” of the Company (as defined in the 2003 Stock Purchase and Option Plan). Upon retirement at or after age 65, options will continue to vest on their normal vesting schedule and, once exercisable, may be exercised at any time before they otherwise expire. The options expire earlier in the event of the termination of the option holder’s employment (other than due to retirement at or after age 65, death or disability) or certain change in ownership events.

Option Exercises and Stock Vested

The following table provides information with respect to options exercised by the NEOs during 2010 and shares of restricted stock held by the NEOs that vested during 2010.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
			Number of Shares
	Number of Shares	Value Realized on	Acquired on	Value Realized on
Name	Acquired on Exercise (#)	Exercise ($)(1)	Vesting (#)	Vesting ($)(2)
(a)	(b)	(c)	(d)	(e)

Joseph L. Welch	—	—	—	—
Cameron M. Bready	—	—	—	—
Edward M. Rahill	123,216	$5,619,260	—	—
Linda H. Blair	30,000	$1,489,631	—	—
Jon E. Jipping	50,148	$2,466,958	—	—

(1)	Equals the stock price on the NYSE on the exercise date minus the option exercise price multiplied by the number of shares acquired on exercise.

(2)	Equals the stock price on the NYSE on the vesting date multiplied by the number of shares acquired on vesting.

Pension Benefits

The following table provides information with respect to each pension benefit plan that provides for payments or other benefits at, following or in connection with retirement. Those plans are the International Transmission Company Retirement Plan (the “Qualified Plan”), the MSBP and the ESRP.

Pension Benefits Table

			Estimated Present
		Number of Years	Value of
		Credited Service	Accumulated Benefit
Name	Plan Name	(#)(1)	($)(2)
(a)	(b)	(c)	(d)

Joseph L. Welch	Cash Balance Component	7.83	$136,000
	Special Annuity Credit	7.83	$823,051
	Total Qualified Plan		$959,051
	MSBP	39.92	$12,792,116
Cameron M. Bready	Cash Balance Component	1.75	$25,584
	Total Qualified Plan		$25,584
	ESRP	1.75	$58,677
Edward M. Rahill	Traditional Component	11.83	$427,481
	ESRP Shift	7.83	$90,599
	Total Qualified Plan		$518,080
	ESRP	7.83	$249,160
Linda H. Blair	Cash Balance Component	16.58	$139,060
	ESRP Shift	7.83	$23,722
	Total Qualified Plan		$162,782
	ESRP	7.83	$262,481
Jon E. Jipping	Traditional Component	20.00	$378,281
	Total Qualified Plan		$378,281
	ESRP	5.92	$253,702

(1)	Credited service is estimated as of December 31, 2010 and represents the service reflected in the determination of benefits. For determining vesting, service with DTE Energy is counted for all plans shown in the table except for the ESRP, as explained below.

For Ms. Blair and Messrs. Rahill and Jipping, the credited service for the traditional and cash balance components of the Qualified Plan include service with DTE Energy. The Company began operations on February 28, 2003, following its acquisition of ITCTransmission from DTE Energy. As of that date, the benefits from DTE Energy’s qualified plan that had accrued, as well as the associated assets from DTE Energy’s pension trust, were transferred to the Company’s plan. Therefore, even though DTE Energy service is included in determining the benefits under the traditional and cash balance components of the Qualified Plan, the benefits associated with this additional service do not represent a benefit augmentation, but rather a transfer of benefit liability and associated assets from DTE Energy’s qualified plan to the Qualified Plan. With respect to the ESRP, credited service includes Company service only for the period during which the NEO was an ESRP participant.

Mr. Welch’s credited service for the Qualified Plan only includes service with the Company because he retired under DTE Energy’s qualified plan concurrent with commencing employment with the Company. As a result, unlike the other NEOs, his benefits under DTE Energy’s qualified plan were not transferred to the Qualified Plan. Mr. Welch also retired under DTE Energy’s Management Supplemental Benefit Plan, though with lower benefits than he would have earned with additional service. In order to compensate Mr. Welch for the value of benefits he would have received had he remained with DTE Energy, the Company agreed to establish its MSBP such that benefits would be calculated including service with DTE Energy, with the resulting amount offset by the benefits he is receiving from DTE Energy. We estimate that $3.4 million of the Estimated Present Value of Accumulated Benefit is the value of the augmentation of benefits resulting from including Mr. Welch’s 32 years of service with DTE Energy.

(2)	The “Estimated Present Value of Accumulated Benefit” is the estimated lump-sum equivalent value measured as of December 31, 2010 (the “measurement date” used for financial accounting purposes) of the benefit that was earned as of that date. Certain benefits are payable as an annuity only, not as a lump sum, and/or may not be payable for several years in the future. The values reflected are based on several assumptions. The date at which the present values were estimated was December 31, 2010. The rate at which future expected benefit payments were discounted in calculating present values was 5.60%, the same rate used for fiscal year 2010 financial accounting. The future annual earnings rate on account balances under the cash balance and ESRP shift components of the Qualified Plan, and for ESRP benefits, was assumed to be 3.77% for 2011 and 4.0% thereafter.

We assumed no NEOs would die or become disabled prior to retirement, or terminate employment with us prior to becoming eligible for benefits unreduced for early retirement. The assumed retirement age for each executive was generally the earliest age at which benefits unreduced for early retirement were available under the respective plans. For the traditional component of the defined benefit plan, that age is the earlier of (1) age 58 with 30 years of service (including service with DTE Energy), or (2) age 60 with 15 years of service. For consistency, we generally use the same assumed retirement commencement age for other benefits, including benefits expressed as an account value where the concept of benefit reductions for early retirement is not meaningful. The assumed retirement benefit commencement ages for the respective NEOs were as follows:

• Mr. Welch: Age 65
• Mr. Bready Age 58
• Mr. Rahill: Age 60
• Ms. Blair: Age 58
• Mr. Jipping: Age 58

Post-retirement mortality was assumed to be in accordance with the RP-2000 table projected for future mortality improvements to 2011 using Scale AA. Benefits under the traditional component of the Qualified Plan were assumed to be paid as a monthly annuity payable for the lifetime of the employee. Under the MSBP, benefits are payable for Mr. Welch’s life with a minimum payment period of 15 years guaranteed. For all other benefits, payment was assumed to be as a single lump sum, although other actuarially equivalent forms are available.

We maintain one tax-qualified noncontributory defined benefit pension plan and two supplemental nonqualified, noncontributory defined benefit retirement plans. First, we maintain the Qualified Plan, which provides funded, tax-qualified benefits up to the limits on compensation and benefits under the Internal Revenue Code. Generally, all of our salaried employees, including the NEOs, are eligible to participate.

Second, we maintain the MSBP, in which Mr. Welch is the only participant. The MSBP provides additional retirement benefits that are not tax-qualified.

Third, we maintain the ESRP, in which Ms. Blair and Messrs. Bready, Rahill and Jipping participate. The ESRP provides additional retirement benefits which are not tax qualified.

The following describes the Qualified Plan, the MSBP, and the ESRP, and pension benefits provided to the NEOs under those plans.

Qualified Plan

There are two primary retirement benefit components of the Qualified Plan. Each NEO earns benefits from the Company under only one of these primary components.

Because our first operating utility subsidiary was acquired from DTE Energy, a component of the Qualified Plan bears relation to the DTE Energy Corporation Retirement Plan (the “DTE Plan”). Generally, persons who were participants in the “traditional component” of the DTE Plan as of February 28, 2003 (the date ITCTransmission was acquired from DTE Energy) earn benefits under the traditional component of our Qualified Plan. All other participants earn benefits under the cash balance component. Mr. Welch began receiving retirement benefits under the traditional component of the DTE Plan before beginning his employment with us, and is earning benefits under the cash balance component of the Qualified Plan. In addition to the traditional and cash balance components, Mr. Welch earns a special annuity credit described below, and Mr. Rahill and Ms. Blair have benefits under the ESRP shift, also described below.

Benefits under the Qualified Plan are funded by an irrevocable tax-exempt trust. A NEO’s benefit under the Qualified Plan is payable from the assets held by the tax-exempt trust.

NEOs become fully vested in their normal retirement benefits described below with 3 years of service, including service with DTE Energy, or upon attainment of the plan’s normal retirement age of 65. If a NEO terminates employment with less than 3 years of service, the NEO is not vested in any portion of his or her benefit.

Traditional Component of Qualified Plan

Messrs. Rahill and Jipping participate in the traditional component of the Qualified Plan. The benefits are determined under the following formula, stated as an annual single life annuity payable in equal monthly installments at the normal retirement age of 65: 1.5% times average final compensation times credited service up to 30 years, plus 1.4% times average final compensation times credited service in excess of 30 years. Credited Service includes service with DTE Energy. Although benefits under the formula are defined in terms of a single life annuity, other annuity forms (e.g., joint and survivor benefits) are available that have the same actuarial value as the single life annuity benefit. The benefits are not payable in the form of a lump sum.

Average final compensation is equal to one-fifth of the NEO’s salary (excluding any bonuses or special pay) during the 260 consecutive weeks of credited service that results in the highest average.

Benefits provided under the Qualified Plan are based on compensation up to a compensation limit under the Internal Revenue Code (which was $245,000 in 2010, and is indexed in future years). In addition, benefits provided under the Qualified Plan may not exceed a benefit limit under the Internal Revenue Code (which was $195,000 payable as a single life annuity beginning at normal retirement age in 2010).

NEOs may retire with a reduced benefit as early as age 45 after 15 years of credited service. If a NEO has 30 years of credited service at retirement, the benefit that would be payable at normal retirement age is reduced for commencement ages below 58. The percentage of the normal retirement benefit payable at sample commencement ages is as follows:

Age 58 and older:	100%
Age 55:	85%
Age 50:	40%

If a NEO has less than 30 years of credited service at retirement, the benefit that would be payable at normal retirement age is reduced for commencement ages below age 60. The percentage of the normal retirement benefit payable at sample commencement ages is as follows:

Age 60 and older:	100%
Age 55:	71%
Age 50:	40%

If a NEO terminates employment prior to earning 15 years of credited service, the annuity benefit may not commence prior to attaining age 65. If the NEO terminates employment after earning 15 years of Credited Service but below age 45, the benefit may commence as early as age 45. The percentage of the normal retirement benefit payable at sample commencement ages is as follows:

Age 65 and older:	100%
Age 60:	58%
Age 55:	36%
Age 50:	23%
Age 45:	16%

Neither Mr. Jipping nor Mr. Rahill had attained eligibility for immediate retirement at year end 2010. Mr. Jipping’s annual accrued benefit payable monthly as an annuity for his lifetime, beginning at age 65, is approximately $66,300, and Mr. Rahill’s is approximately $40,800. Both are fully vested.

Cash Balance Component of Qualified Plan

Ms. Blair and Messrs. Welch and Bready participate in the cash balance component of the Qualified Plan. The benefits are stated as a notional account value.

Each year, a NEO’s account is increased by a “contribution credit” equal to 7% of pay. For this purpose, pay is equal to base salary plus bonuses and overtime up to the same compensation limit as applies under the traditional component of the Qualified Plan ($245,000 in 2010). Each year, a NEO’s account is also increased by an “interest credit” based on 30-year Treasury rates.

Upon termination of employment, a vested NEO may elect full payment of his or her account. Alternate forms of benefit (e.g., various forms of annuities) are available as well that have the same actuarial value as the account.

As of January 1, 2011, Ms. Blair and Mr. Welch are fully vested, and are entitled to immediate payment of their account value on termination of employment, even if before normal retirement age. Ms. Blair’s estimated account value as of year end 2010 is approximately $169,000 and Mr. Welch’s is approximately $142,000. Mr. Bready is not vested; his estimated account value as of December 31, 2010 is $35,000.

Special Annuity Credit for Mr. Welch in the Qualified Plan

In addition to his cash balance account, Mr. Welch earns an additional benefit in the Qualified Plan. This benefit is stated as a single life annuity payable in equal monthly installments, equal to $10,000 times years of credited service after February 28, 2003 up to ten years of credited service (i.e., the maximum benefit is $100,000 per year). Other annuity forms are available that are actuarially equivalent to the single life annuity.

Because Qualified Plan benefits are offset against the otherwise determined MSBP benefits (see below), the effect of this benefit is to shift benefits from the MSBP, a nonqualified plan, to the Qualified Plan, which affords certain tax benefits to the Company and Mr. Welch. As of year end 2010, Mr. Welch had earned an annual special annuity credit payable for his lifetime in equal monthly installments totaling $78,333 per year. He is vested in, but not currently eligible to retire and receive, this benefit.

ESRP Shift Benefit in Qualified Plan

The ESRP provides notional account accruals similar to the cash balance component of the Qualified Plan. The “compensation credit” to the NEO’s notional account, analogous to the contribution credit in the cash balance component of the Qualified Plan, is equal to 9% of base salary plus actual bonus earned under the Company’s annual bonus plan. The “investment credit,” analogous to the interest credit in the cash balance component of the Qualified Plan, is similarly based on 30-year Treasury rates.

The ESRP shift benefit is an amount that would otherwise be payable from the ESRP, but is instead being paid from the Qualified Plan, subject to applicable qualified plan legal limits on the ability to discriminate in favor of highly paid employees. The NEO’s cash balance account is increased by any amounts shifted from the ESRP. As with Mr. Welch’s special annuity credit, the purpose of the benefit is to provide the NEOs and the Company the tax advantages of providing benefits through a qualified plan.

Mr. Rahill and Ms. Blair have received ESRP shift additions to their Qualified Plan cash balance accounts. There was no shift of compensation credits for 2010, although previous shifts have continued to earn interest credits. As of year end 2010, ESRP shift balances were as follows:

Mr. Rahill:	$94,330
Ms. Blair:	$28,895

Management Supplemental Benefit Plan

The benefit provided by the MSBP is payable as an annuity beginning on the earliest date following termination of employment that is permitted under Section 409A of the Internal Revenue Code (relating to the taxation of deferred compensation). The purpose of the MSBP is to provide an overall target level of benefits based on all years of service, including with DTE Energy. The MSBP benefit is equal to this overall target offset by all benefits earned under the Qualified Plan, the DTE Plan, and DTE Energy’s Management Supplemental Benefit Plan, a nonqualified plan.

The MSBP target before offsets, expressed as an annual single life annuity with 15 years of payments guaranteed commencing at age 60 (the MSBP normal retirement age) or later, is equal to: (1) 60% plus 0.5% for each year of total service in excess of 25 years, times (2) “average final compensation.”

Mr. Welch is currently eligible to retire with an immediate benefit under the MSBP. The life annuity with 15 years of guaranteed payments is the only form of benefits payable under the plan. A lump sum is not available.

“Average final compensation” is equal to one-fifth of Mr. Welch’s compensation during the 260 weeks, not necessarily consecutive, of Company service that results in the highest average. Compensation is equal to salary plus any bonuses, excluding Special Bonus Amounts paid after May 17, 2006 under the Special Bonus Plan. Unlike the Qualified Plan, for the MSBP there is no limit on the amount of pay taken into account.

For purposes of calculating average final compensation, amounts paid by DTE Energy are considered in selecting the highest 260 weeks. Further, each bonus payment that is considered compensation is mapped to the single week it was paid before the highest 260 weeks are selected. Therefore, although compensation is averaged over the number of weeks in 5 years, the average final compensation includes well over 5 years of bonuses.

As of December 31, 2010, if Mr. Welch would have retired, he would have received an annual MSBP benefit of approximately $1,190,000 after offsets, payable as an annuity for his lifetime with a minimum payment period of 15 years guaranteed.

The MSBP is funded with a Rabbi Trust, which we cannot use for any purpose other than to satisfy the benefit obligations under the MSBP, except in the event of the Company’s bankruptcy, in which case the assets are available to general creditors.

Executive Supplemental Retirement Plan

The ESRP is a nonqualified retirement plan. Only selected executives participate, including Ms. Blair and Messrs. Bready, Rahill and Jipping. Mr. Welch does not participate. The purpose of the ESRP is to promote the success of the Company and its subsidiaries by providing the ability to attract and retain talented executives by providing such designated executives with additional retirement benefits.

The ESRP resembles the cash balance component of the Qualified Plan in that benefits are expressed as a notional account value and the vested account balance is payable as a lump sum on termination of employment, although an installment option of equivalent value is also available.

Each year, a NEO’s account is increased by a “compensation credit” equal to 9% of pay. For this purpose, pay is equal to base salary plus bonuses under the Company’s annual bonus plan. There is no limit on compensation that may be taken into account as in the Qualified Plan. Each year, a NEO’s account is also increased by an “investment credit” equal to the same earnings rate as the interest credit in the cash balance component of the Qualified Plan, based on 30-year Treasury rates.

The plan has been in effect since March 1, 2003. Vesting occurs at 20% for each year of participation and years of service at DTE Energy are not counted toward vesting. Vesting percentages as of December 31, 2010 are as follows:

Mr. Bready	20%
Mr. Rahill:	100%
Ms. Blair:	100%
Mr. Jipping:	100%

As noted above in the description of the Qualified Plan, a portion of the ESRP account balance may be shifted to the cash balance component of the Qualified Plan each year, as permitted under the rules for qualified plans. Such a shift allows the NEOs to become immediately vested in the account values shifted, and confers certain tax advantages to the NEOs and us. As of December 31, 2010, the ESRP account values, net of the amounts shifted to the Qualified Plan, are as follows:

Mr. Bready	$80,300
Mr. Rahill:	$259,358
Ms. Blair:	$341,067
Mr. Jipping:	$310,850

The ESRP is funded with a Rabbi Trust, which we cannot use for any purpose other than to satisfy the benefit obligations under the ESRP, except in the event of the Company’s bankruptcy, in which case the assets are available to general creditors. The ESRP requires that the Rabbi Trust be fully funded in the event of a Change in Control.

Nonqualified Deferred Compensation

We maintain the Executive Deferred Compensation Plan under which nonqualified deferred compensation is permissible. Only selected officers of the Company, including the NEOs, are eligible to participate in this plan and only Mr. Welch has deferred income under this plan. NEOs are allowed to defer up to 100% of their salary and bonus. Investment earnings are based on the same investment options available under the qualified Savings and Investment Plan (401(k) Plan), and are selected by the individual NEOs. Distributions will generally be made at the NEO’s termination of employment for any reason. The following table provides information with respect to the plan that allows for the deferral of compensation on a basis that is not tax-qualified. There were no Company contributions, executive contributions or withdrawals or other distributions pursuant to the plan during 2010.

Nonqualified Deferred Compensation Table

	Aggregate Earnings in	Aggregate Balance at
Name	Last FY ($)	Last FYE ($)
(a)	(d)	(f)

Joseph L. Welch(1)	$70,723	$515,447
Cameron M. Bready	—	—
Edward M. Rahill	—	—
Linda H. Blair	—	—
Jon E. Jipping	—	—

(1)	None of this amount is reported in the Summary Compensation Table, as none of it is above-market or preferential.

Employment Agreements and Potential Payments Upon Termination or Change in Control

As referenced above, we have entered into employment agreements with each of the NEOs. The employment agreements are subject to automatic one-year employment term renewals each year on the anniversary of the effective date of the agreement, unless either party provides the other with 30 days advance written notice of intent not to renew the employment term. Under the employment agreements, Mr. Welch reports to our Board of Directors and all of the other NEOs report to Mr. Welch.

The employment agreements also state each NEO’s annual base salary, which is subject to annual review and increase by our Board of Directors in its discretion. The employment agreements also provide that NEOs are eligible to receive an annual cash bonus, subject to our achievement of certain performance targets established by our Board of Directors, as detailed in the Compensation Discussion and Analysis section of this proxy statement. The employment agreements also provide the NEOs with the right to participate in certain welfare and pension benefits, including the right to participate in certain tax qualified and non-tax-qualified defined benefit and defined contribution plans and retiree welfare benefit plan.

In addition, the NEOs’ employment agreements provide for payments by us of certain benefits upon termination of employment. The rights available at termination depend on the situation and circumstances surrounding the terminating event. The terms “Cause” and “Good Reason” are used in the employment agreements of each NEO and an understanding of these terms is necessary to determine the appropriate rights for which a NEO is eligible. The terms are defined as follows:

•	Cause means: a NEO’s continued failure substantially to perform his or her duties (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 10 days following written notice by the Company to the NEO of such failure; dishonesty in the performance of the NEO’s duties; a NEO’s conviction of, or plea of nolo contender to a crime constituting a felony, a misdemeanor involving moral turpitude, willful malfeasance or willful misconduct in connection with a NEO’s duties; or any act of omission which is injurious to the financial condition or business reputation of the Company.

•	Good reason means: a greater than 10% reduction in the total value of the NEO’s base salary, target bonus, and employee benefits; if the NEO’s responsibilities and authority are substantially diminished; and if the NEO’s work location is relocated to more than fifty (50) miles from Novi, Michigan or Ann Arbor, Michigan.

If a NEO’s employment with us is terminated without cause by the Company or by the NEO for good reason (as such terms are defined in the employment agreements), the NEO will receive:

•	any accrued but unpaid compensation and benefits. For each of the NEOs, the benefits include:

•	Mr. Welch: annual Special Annuity Credit and cash balance under the Qualified Plan, and annual MSBP benefit;

•	Mr. Bready: cash balance under the Qualified Plan and vested portion of ESRP balance;

•	Mr. Rahill: annual benefit under the traditional component of the Qualified Plan and payment of the ESRP shift balance and vested portion of ESRP balance;

•	Ms. Blair: cash balance and ESRP shift under the Qualified Plan and vested portion of ESRP balance; and

•	Mr. Jipping: annual benefit under the traditional component of the Qualified Plan and vested portion of ESRP balance.

•	continued payment of the NEO’s annual rate of base salary for two years (plus, for Mr. Welch only, an amount equal to the average of each of the annual bonuses that were payable to him for the three fiscal years immediately preceding the fiscal year in which his employment terminates), commencing on the earliest date that is permitted under Section 409A of the Internal Revenue Code (relating to the taxation of deferred compensation);

•	a pro rata portion of the annual bonus for the year of termination, based upon the Company’s actual achievement of the performance targets for such year as determined under and at the time that such bonus would normally be paid;

•	continued coverage under our active health and welfare plans for the specified severance period and outplacement services for up to two years; and

•	for Messrs. Welch and Rahill and Ms. Blair only, deemed satisfaction of the eligibility requirements of the Company’s retiree welfare benefit plan for purposes of participation therein; and for the other NEOs, participation in the Company’s retiree welfare benefit plan only if, by the end of their specified severance period, they have achieved the necessary age and service credit otherwise necessary to meet the eligibility requirements. In addition, if the Company terminates its retiree welfare benefit plan and, by application of the provisions described in the prior sentence, the NEO would otherwise be entitled to retiree welfare benefits, the Company will establish other coverage for the NEO or the NEO will receive a cash payment equal to the Company’s cost of providing such benefits, in order to assist the NEO in obtaining other retiree welfare benefits.

In addition, while employed by us and for a period of two years after any termination of employment without cause by the Company (other than due to their disability) or for good reason by them and for a period of one year following any other termination of their employment, the NEOs will be subject to certain covenants not to compete with or assist other entities in competing with our business and not to encourage our employees to terminate their employment with us. At all times while employed and thereafter, the NEOs will also be subject to a covenant not to disclose confidential information.

In the event of a change in control, with or without termination of employment:

•	All of the NEOs’ unvested options will vest and become immediately exercisable in accordance with their terms, which would have resulted in the following values as of December 31, 2010:

•	Mr. Welch:	$1,942,337
•	Mr. Bready	$580,010
•	Mr. Rahill:	$647,671
•	Ms. Blair:	$840,664
•	Mr. Jipping:	$838,230

•	Any restrictions on stock awards will be deemed to have lapsed, which would have resulted in the following values as of December 31, 2010;

•	Mr. Welch:	$2,594,917
•	Mr. Bready	$1,247,905
•	Mr. Rahill:	$636,845
•	Ms. Blair:	$828,425
•	Mr. Jipping:	$825,078

•	All ESRP balances become fully vested (see the Pension Benefits Table).

As part of Mr. Welch’s agreement, we would pay all excise taxes (i.e., excise tax gross-up) and additional income taxes that may arise as a result of the excise tax gross-up in order to provide the same benefit he would receive if no excise tax were due. If Mr. Welch’s employment had been terminated due to a change in control on December 31, 2010, we estimate that there would have been no excise tax due and, consequently, no additional tax reimbursement.

Upon death or disability, a NEO (or his or her estate) receives a pro rata portion of his or her current year target bonus, full and immediate vesting of any unvested stock options and all restrictions on restricted stock are assumed lapsed. All balances under the cash balance and ESRP shift components of the Qualified Plan, and the ESRP balance (vested portion only for disability), are immediately payable. If the NEO has 10 years of service after age 45, then the NEO (and his or her spouse) is eligible for retiree medical benefits.

Upon death, under the traditional and, for Mr. Welch only, the special annuity credit components of the Qualified Plan, the surviving spouse receives an annuity for life equal to 50% of the NEO’s benefit that would have been receivable as a 50% joint and survivor annuity (one of the optional forms of payment under the Qualified Plan). For Mr. Welch only, the death benefit under the MSBP payable to his beneficiary or his estate is 15 years of payments of his accrued benefit.

The benefits to be provided to the NEOs under various termination scenarios are detailed in the table below. The table assumes that the termination occurred on December 31, 2010 and assumes a stock price of $61.98 per share. The amounts in the table include vested retirement benefits that have accrued to the NEO regardless of a termination on that date, as well as incremental benefits that would become payable because of a termination on that date.

		Termination Scenarios: Value of Potential Payments
		Total Value of Severance, Benefits and Unvested Equity Awards(1)
			Involuntary	Change In Control
			Not-for-Cause or	and Involuntary
	Voluntary	Involuntary For	Voluntary Good	Not-for-Cause		Death
Name	Resignation(2)	Cause(2)	Reason	(pre-tax)(3)	Disability	(Pre-Retirement)(4)

Joseph L. Welch(5)	$13,751,167	$13,751,167	$18,945,321	$24,305,602	$19,332,147	$18,920,621
Cameron M. Bready	$84,261	$84,261	$1,437,529	$3,265,452	$2,262,183	$2,262,183
Edward M. Rahill	$767,240	$767,240	$2,532,175	$3,816,682	$2,351,747	$2,351,747
Linda H. Blair	$425,263	$425,263	$2,682,676	$4,351,754	$2,518,341	$2,518,341
Jon E. Jipping	$631,983	$631,983	$2,884,863	$4,470,983	$2,642,104	$2,642,104

(1)	The 2010 accrued pension benefit value is included for all termination scenarios, for all executives. These values are payable following termination of employment. They are additionally disclosed in the Pension Benefits Table.

(2)	Upon voluntary resignation or involuntary termination for cause, the only benefits are those accrued, but unpaid, prior to that event, as described in footnote 1.

(3)	Change in Control values reflect full severance amounts and are not adjusted for cutbacks to safe harbor values.

(4)	In the event of termination of employment for Death (pre-retirement), Mr. Welch’s spouse receives half of the Special Annuity Credit.

(5)	The vested Special Annuity Credit that Mr. Welch is entitled to receive is included in the value of pension benefit values upon all terminations of employment as stated in the Pension Benefits Table ($823,051). In all termination scenarios with the exception of Death, Mr. Welch does not receive an annuity income stream prior to turning 65 years old.

Mr. Rahill retired from the Company effective March 1, 2011 and the Company and Mr. Rahill have executed an agreement with respect to his separation of employment with the Company. Pursuant to the separation agreement, in addition to the benefits for which Mr. Rahill is eligible under the provisions of his employment agreement addressing termination by the Company without cause, Mr. Rahill has received or will receive the following:

•	development bonuses (if any) paid on certain development projects, calculated in the same manner and paid at the same time as other Company executives generally, subject to and contingent upon approval by the Compensation Committee;

•	a lump sum payment of $25,000 in lieu of outplacement services otherwise available to him under his employment agreement;

•	continued vesting of restricted stock and stock options according to the vesting schedules in his restricted stock and option agreements, as if he had remained employed by the Company, with stock options being exercisable for three months following the vesting dates; and

•	a lump sum payment equal to the aggregate cash dividend that would be paid on the shares underlying the stock options held by him pursuant to the 2003 Stock Purchase and Option Plan for Key Employees of ITC Holdings Corp. and Its Subsidiaries if those shares were outstanding as of March 1, 2011.

Pursuant to the separation agreement, Mr. Rahill is also subject to a non-compete clause through December 31, 2013 and a non-disparagement obligation.

Director Compensation

The following table provides information concerning the compensation of directors during 2010.

Director Compensation Table

	Fees Earned or Paid
Name	in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
(a)	(b)	(c)	(h)

Edward G. Jepsen	$85,000	$74,940	$159,940
Richard D. McLellan	$75,000	$74,940	$149,940
William J. Museler	$80,000	$74,940	$154,940
Hazel R. O’Leary	$80,000	$74,940	$154,940
G. Bennett Stewart	$75,000	$74,940	$149,940
Lee C. Stewart	$100,000	$74,940	$174,940

(1)	Includes annual Board retainer, committee chairmanship retainer, and Board/committee meeting fees earned in 2010 as well as a lead director fee (for Mr. Lee Stewart only).

(2)	Aggregate grant date fair value is computed in accordance with FASB ASC Topic 718. Awards are made quarterly and recorded at fair value at the date of grant (equivalent to 341 shares at $55.00 per share, 354 shares at $52.91 per share, 301 shares at $62.25 per share and 302 shares at $61.98 per share). The aggregate number of unvested stock awards outstanding as of December 31, 2010 for each of these directors was 3,881 shares each.

Directors who are employees of the Company do not receive separate compensation for their services as a director. All non-employee directors are compensated under the same arrangement. Under our standard non-employee director compensation policy, our non-employee directors are paid an annual cash retainer of $75,000 and an annual equity retainer of restricted stock with a total value of $75,000 under the 2003 Stock Purchase and Option Plan (awarded through quarterly grants valued at $18,750 each). In addition, we pay $10,000 annually to the chair of the Audit and Finance Committee, $5,000 annually to the chairs of the other Board committees and $20,000 annually to our lead director. We do not pay per-meeting fees under the policy. Directors were and will continue to be reimbursed for their out-of-pocket expenses in an accountable expense plan.

Through 2008, restricted stock award agreements with the non-employee directors provide that the restricted stock fully vests upon the earlier of (i) the three year anniversary of the grant date, (ii) the date the grantee ceases to be a member of the Board for any reason other than due to removal for cause, or (iii) a “change of ownership” (as such term is defined in the 2003 Stock Purchase and Option Plan). Beginning in 2009, the restricted stock grants are made on a quarterly basis and the restricted stock will fully vest upon the earlier of (i) March 31 of the third year following the grant date, (ii) the date the grantee ceases to be a member of the Board for any reason other than due to removal for cause, or (iii) a “change of ownership” (as such term is defined in the 2003 Stock Purchase and Option Plan). If the grantee is removed from the Board for cause prior to the restricted stock becoming fully vested, the grantee forfeits the restricted stock. These restricted stock award agreements also provide that the restricted stock issued to the grantee may not be transferred by the grantee in any manner prior to vesting. Grantees otherwise have all rights of holders of our common stock, including voting rights and the right to receive dividends.

PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our compensation philosophy is designed to align each executive’s compensation with the Company’s short-term and long-term performance and to provide the compensation and incentives needed to attract, motivate and retain key executives who are crucial to the Company’s long-term success. This approach has been used since the inception of the Company and has been successful in helping us attract, retain and motivate individuals who have helped us achieve superior shareholder returns. Shareholders are encouraged to read the Compensation Discussion and Analysis and the Compensation of Executive Officers and Directors sections of this proxy statement.

The Compensation Committee, comprised solely of independent directors, is responsible for our compensation policies and practices and has established a thorough process for the review and approval of compensation program designs, practices and amounts awarded to our executive officers without encouraging excessive risk-taking. The Compensation Committee engaged and received advice from an independent, third-party compensation consultant. It selected a peer group of companies, taking into account the compensation consultant’s recommendations, to compare to our executive officers’ compensation.

In accordance with recent legislation and related rules of the Securities and Exchange Commission, the Company is providing shareholders with an advisory (non-binding) vote on compensation programs for our NEOs (sometimes referred to as “say on pay”). Accordingly, you may vote on the following resolution at the annual meeting:

“Resolved, that the shareholders approve, on an advisory basis, the compensation paid to the Company’s NEOs as disclosed in Compensation of Executive Officers and Directors, including the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in this proxy statement.”

This vote is nonbinding. The Board and the Compensation Committee value the opinion of shareholders and expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of a negative vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE RESOLUTION REGARDING EXECUTIVE COMPENSATION AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS AND THE COMPENSATION TABLES AND OTHERWISE IN THIS PROXY STATEMENT.

PROPOSAL 3 — ADVISORY VOTE ON THE FREQUENCY VOTE
ON EXECUTIVE COMPENSATION

Shareholders of the Company have the opportunity to advise the Compensation Committee and the Board of Directors regarding how frequently to conduct the advisory vote on executive compensation, commonly known as “Say on Pay.” Shareholders may indicate their preference on whether the advisory vote on executive compensation should be held every one, two or three years, or may abstain. Although the Board recommends that shareholders choose to hold the “Say on Pay” vote every three years, the proxy card will include all four of these choices and shareholders will not be voting to approve or disapprove the Board’s recommendation.

After careful consideration of the frequency alternatives, the Board believes that conducting the advisory vote on executive compensation every three years is appropriate. The Board believes that holding this vote every three years will be the most effective timeframe because it will provide our Board of Directors and Compensation Committee with sufficient time to engage with our shareholders following each such vote, to understand any concerns our shareholders may have regarding our compensation policies and practices, and to implement any changes the Board deems appropriate in response to the vote results. In addition, one aspect of our executive compensation philosophy is the alignment of our executive officers’ long-term interests with those of our shareholders, and a vote every three years will provide shareholders with additional time to evaluate the effectiveness of our executive compensation philosophy as it relates to our performance.

Although this advisory vote on the frequency of the “Say on Pay” vote is nonbinding, the Board and the Compensation Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF HOLDING THE “SAY ON PAY” ADVISORY VOTE ON EXECUTIVE COMPENSATION EVERY THREE YEARS.

PROPOSAL 4 — APPROVAL OF AMENDMENT AND RESTATEMENT OF THE AMENDED AND RESTATED 2006 LONG TERM INCENTIVE PLAN

The Board of Directors is seeking approval of a further amendment and restatement of the Amended and Restated ITC Holdings Corp. 2006 Long Term Incentive Plan, or LTIP, that will extend the term of the LTIP an additional four years, from February 7, 2012 to February 7, 2016. Approval of the 2011 amendment and restatement will also have the effect of reapproving the performance measures in the LTIP for purposes of the performance-based compensation exemption in Section 162(m) of the Internal Revenue Code. The proposed amendment will not be implemented unless approved by shareholders. On February 8, 2006, our Board of Directors adopted the LTIP and our shareholders approved it on May 17, 2006. The LTIP was amended and restated with Board and shareholder approval in 2008. Our Board approved the further amendment and restatement of the LTIP on April 6, 2011. A copy of the LTIP, as further amended and restated, will be filed with the SEC simultaneously with this proxy statement. We suggest that you read the LTIP, as amended and restated, in its entirety.

The primary purpose of the LTIP is to encourage employees, directors and consultants of the Company and its subsidiaries to own stock and to align their interests with the interests of the Company’s shareholders. We believe that the LTIP enhances our ability to attract, motivate and retain qualified employees, directors and consultants, and encourages strong performance through the grant of performance-based awards. As a result, we believe that extending the term of the LTIP an additional four years will allow us to continue to provide such incentives.

Key Features of the LTIP:

•	The Compensation Committee of the Board of Directors administers the LTIP, determines who will receive awards and determines the terms of awards, subject to restrictions in the LTIP.

•	A total of 3,074,399 shares remained available for issuance at December 31, 2010.

•	Awards may be in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards and annual incentive awards, and may be paid in cash, stock or other property.

•	Stock options and stock appreciation rights may not be repriced without shareholder approval.

•	Stock options and stock appreciation rights may not be granted with an exercise price below fair market value at the date of grant and cannot be exercised more than 10 years from the date of grant.

•	All directors and employees, as well as certain consultants, are eligible to receive awards.

Background for the Current Request

Our request to extend the plan duration by four years and reapprove the performance measures considers the following:

•	If we do not extend the duration of the LTIP at our 2011 Annual Meeting, we would need to make significant changes to our equity award practices as awards will not be allowed to be granted from the LTIP after February 7, 2012. The changes to our practice would eliminate our ability to award competitive grants and hamper our ability to attract, motivate and retain highly qualified talent.

•	If our shareholders approve our request to further amend and restate the LTIP, we will be able to grant awards from the LTIP through February 7, 2016 without obtaining shareholder approval of a new plan and additional shares. We would also be able to continue making awards that are exempt from the million dollar cap on compensation deductions imposed by Code Section 162(m) on compensation paid to our most highly paid executive officers.

Shares Available for Grant and Options Outstanding

We make equity-based grants to employees, directors and consultants under the LTIP and the Amended and Restated 2003 Stock Purchase and Option Plan for Key Employees of ITC Holdings Corp. and its subsidiaries, or the 2003 Plan. We also have an Employee Stock Purchase Plan that was implemented during the second quarter of 2007. Each of these plans has been approved by shareholders. The following table sets forth certain information with respect to our equity compensation plans at December 31, 2010 and at the record date for the Annual Meeting (shares in thousands):

Number of Shares
Remaining Available
for Future Issuance
	Number of Shares		Weighted-Average		Under Equity
	to be Issued Upon Exercise of		Exercise Price of		Compensation
	Outstanding Options		Outstanding Options		Plans(a)
		Record		Record		Record
	12/31/10	Date	12/31/10	Date	12/31/10	Date

Equity compensation plans approved by shareholders:	2,437	2,128	$28.17	$27.78	3,306	3,298

(a)	The number of shares remaining available for future issuance under equity compensation plans has been reduced by: (1) the common shares issued through such date upon exercise of stock options; (2) the common shares to be issued upon the future exercise of outstanding stock options; and (3) the amount of restricted stock awards granted that have not been forfeited. Of the shares remaining available for future issuance at December 31, 2010 and the record date, 3,074,399 and 3,063,748 are available under the LTIP, 132,165 and 140,461 are available under the 2003 Plan, and 98,964 and 93,512 are available under the Employee Stock Purchase Plan, respectively. There are 873,689 restricted shares and 0 restricted stock units outstanding as of the record date. The weighted average remaining term on the outstanding options as of the record date is 5.65 years.

The following table sets forth the number of restricted shares and shares subject to options and restricted stock units, or RSUs, granted under the LTIP to the officers named in the Summary Compensation Table under Compensation of Executive Officers in this proxy statement, all current executive officers as a group, all non-employee directors (each of whom is also a director-nominee) as a group and all employees (other than executive officers) as a group. No options or restricted shares have been granted under the LTIP to associates of our directors or executive officers and no one other than the executive officers listed in the table below have individually received more than 5% of the options or restricted shares granted under the LTIP. The only grants intended to be made under the LTIP between the record date and the Annual Meeting are to new hires prior to the Annual Meeting.

	Number of Shares
	Subject to Options	Number of
Recipient	and RSUs	Restricted Shares

Joseph L. Welch	275,529	41,867
Cameron M. Bready	49,136	20,134
Edward M. Rahill	74,703	10,275
Linda H. Blair	95,716	13,366
Jon E. Jipping	95,296	13,312
All current executive officers as a group	576,715	97,119
All current directors who are not executive officers as a group	—	—
All non-executive employees as a group(1)	608,403	566,260

(1)	Also includes grants previously made to employees who were executives at the time of grant but who have left the Company.

Vote Required

We are seeking shareholder approval of this proposal to satisfy the requirements for deductibility of executive compensation paid pursuant to the LTIP under Section 162(m) of the Internal Revenue Code, to qualify certain awards as incentive stock options under Code Section 422 and to comply with applicable rules of the New York Stock Exchange. Approval of the proposed amendment to the LTIP requires the affirmative vote of a majority of the votes cast by the holders of common shares entitled to vote on the proposal. Abstentions, withheld votes and broker non-votes will not be deemed votes cast in determining approval of this proposal and will not have the effect of a vote for or against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE PROPOSED AMENDMENT AND RESTATEMENT OF THE LTIP, INCLUDING THE PERFORMANCE MEASURES INCLUDED IN THE LTIP.

Description of LTIP

The following is a description of the material terms of the LTIP as currently in effect. The proposed amendment and restatement would extend the term of the LTIP for an additional four years to February 7, 2016, but will not otherwise modify the LTIP.

Shares Subject to the LTIP

We have reserved an aggregate of 4,950,000 shares of our common stock to be awarded under the LTIP. Up to 1,400,000 of these shares may be granted as incentive stock options. Up to 3,250,000 of the shares may be granted as awards to be settled in shares of common stock other than options or stock appreciation rights. Each share granted counts as one share against the shares available under the LTIP. The LTIP includes a provision that (i) shares not issued or delivered as a result of the net settlement of an outstanding option or stock appreciation right, (ii) shares used to pay the exercise price or withholding taxes related to an outstanding award and (iii) shares repurchased on the open market with the proceeds of the option exercise price may not be added back to the plan limit for future awards. If any shares awarded under the LTIP are forfeited, cancelled, expire or otherwise terminate, the underlying common shares become available again under the LTIP and are not counted against the other grant limitations described above. To prevent dilution or enlargement of the rights of participants under the LTIP, appropriate adjustments will be made by the Committee (as defined under “— Administration”) if any change is made to our outstanding common shares by reason of any merger, reorganization, consolidation, recapitalization, dividend or distribution, stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting our common stock or its value.

Participants

All employees, directors and consultants of the Company and its subsidiaries who are selected by the Committee in its sole discretion from time to time are eligible to participate in the LTIP. Approximately 400 employees and 6 non-employee directors are currently eligible to participate in the LTIP. The Committee may condition the grant of an award to an individual by requiring that the individual become an employee, director or consultant; provided, however, that the award is deemed granted as of the date that the individual becomes an employee, director or consultant. Because awards are determined by the Committee, in its sole discretion, it is not possible to determine the awards that will be made to any particular employee, officer, director or consultant in the future. There are no specific awards currently being planned or contemplated by the Committee, other than the 2011 annual incentive cash awards, which were granted on substantially the same basis as the 2010 awards. The amounts payable will not be determinable until 2011 performance has been completed.

Administration

The LTIP is administered by the Compensation Committee of our Board of Directors, or any other committee or sub-committee of the Board designated by the Board from time to time. We refer to the committee administering the LTIP as the Committee in this proxy statement. The Committee has the power to select participants who will receive awards, to make awards under the LTIP, to determine the terms and conditions of awards (subject to the terms and conditions of the LTIP) and to determine whether such terms and conditions have been satisfied. The Committee also has broad power to, among other things, interpret the terms of the LTIP and establish rules and regulations for the administration of the LTIP. In the case of awards designated as awards under Section 162(m) of the Code, the Committee’s power to take certain actions will be limited by Section 162(m).

The Committee and the Board are not permitted to cancel outstanding options or stock appreciation rights and grant new awards as substitutes under the LTIP, amend outstanding options or stock appreciation rights to reduce the exercise price below the fair market value of the common stock on the original grant date, or exchange outstanding options or stock appreciation rights for cash if the exercise price per share of such options or stock appreciation rights is less than or equal to the fair market value per share as of the date of exchange, in each case without shareholder approval.

Types of Plan Awards and Limits

The Committee may grant stock options, restricted stock, restricted stock units and performance-based awards under the LTIP. The terms of each award will be set forth in a written agreement with the recipient.

Stock Options.  The Committee may grant incentive stock options and nonqualified stock options. No option may be exercised after the tenth anniversary of the date the option was granted. The exercise price of any option granted under the LTIP must not be less than the fair market value of our common stock on the grant date. As of the record date, the closing sale price of our common shares was $67.90. Payment upon exercise may be made by (1) cash or check, (2) delivery of our common stock that has been held at least six months pursuant to a broker assisted cashless exercise, (3) delivery of other consideration approved by the Committee with a fair market value equal to the exercise price or (4) other means determined by the Committee. A payment method involving delivery or withholding of common stock may not be used if it would violate applicable law or would result in adverse accounting consequences for us.

Options constituting incentive stock options may be granted only to our employees. The aggregate market value, determined on the grant date, of stock with respect to which incentive stock options may first become exercisable for a holder during a calendar year may not exceed $100,000. In addition, in the event that the recipient owns more than 10% of our common stock as determined under the Code, the exercise price of incentive stock options may not be less than 110% of the fair market value of our common stock on the grant date, and the options may not be exercised more than five years after the grant date.

Stock Appreciation Rights.  The Committee may grant stock appreciation rights pursuant to such terms and conditions as the Committee determines. No stock appreciation right may be granted with a term of more than ten years from the grant date. The exercise price may not be less than the fair market value of the common stock on the grant date. Upon exercise of a stock appreciation right, the participant will have the right to receive the excess of the aggregate fair market value of the shares on the exercise date over the aggregate exercise price for the portion of the right being exercised. Payments may be made to the holder in cash or common stock as specified in the grant agreement.

Restricted Stock and Units.  The Committee may grant shares of restricted stock and restricted stock units pursuant to such terms and conditions as the Committee determines. The restricted stock and restricted stock units will be subject to restrictions on transferability and alienation and other restrictions as the Committee may impose. The Committee may require payment of consideration for restricted stock granted under the LTIP, which may be payable in cash, stock or other property. Recipients of issued and outstanding restricted stock otherwise have the same rights as other shareholders, including all voting and dividend rights. Recipients of restricted stock units may receive dividend equivalent rights at the Committee’s discretion. Restricted stock units are payable in common stock or cash as of the vesting date and must be paid no later than two and a half months after the end of the year in which the vesting date occurs in accordance with applicable tax rules. The LTIP also permits certain highly compensated participants to defer certain cash bonus awards, which we may match up to 50% and grant to these participants as restricted stock unit awards.

Performance Awards.  The Committee may grant performance awards on terms and conditions that the Committee determines. Performance awards consist of the right to receive cash, common stock or other property. The written agreement for each grant will specify the performance goals, the period over which the goals are to be attained, the payment schedule if the goals are attained and other terms as the Committee determines. In the case of performance shares, the participant will have the right to receive legended certificates of common stock subject to restrictions on transferability (or the shares may be issued in equivalent book entry form). To the extent such shares are issued and outstanding, a participant will be entitled to vote those shares prior to satisfaction of the performance goals, and any dividends received will be reinvested in additional performance shares. In the case of performance units, the participant will receive an agreement that specifies the performance goals that must be satisfied prior to payment, which may be cash, common stock or other property. Performance awards must be paid no later than two and a half months after the end of the year in which vesting occurs in accordance with applicable tax rules.

Annual Incentive Awards.  The Committee may grant annual incentive awards on terms and conditions that the Committee determines. The determination for granting annual incentive awards may be based on the attainment of performance levels of the Company as established by the Committee. Annual incentive awards will be paid in cash, shares of common stock or other property and will equal a percentage of the participant’s base salary for the fiscal year, a fixed dollar amount or some other formula determined by the Committee. Payments will be made within two and a half months after the end of the fiscal year in which the award is no longer subject to a substantial risk of forfeiture, but only after the Committee determines that the performance goals were attained.

Code Section 162(m) Performance Measure Awards.  The Committee may designate that any award in the form of restricted stock, restricted stock units, performance shares, performance units or annual incentive awards be granted as a Code Section 162(m) award. As a result, such grants will be subject to certain additional requirements intended to satisfy the exemption for performance based compensation under Code Section 162(m). The performance criteria will be one or more of the following objective performance goals, either individually, alternatively or in any combination, applied to either the Company as a whole or to a subsidiary, either individually, alternatively, or in any combination, and measured over a designated performance period, in each case as specified by the Committee in the grant agreement: earnings (as measured by net income, operating income, operating income before interest, EBIT, EBITA, EBITDA, pretax income, or cash earnings, or earnings as adjusted by excluding one or more components of earnings, including each of the above on a per share and/or segment basis; revenue/net revenue; return on net revenue (as measured by net income, operating income, operating income before interest, EBIT, EBITA, EBITDA, pretax income, operating cash flow or cash earnings as a percentage of net revenue); revenue growth; cash flow; operating cash flow; free cash flow; discounted cash flow; working capital; market capitalization; cash return on investment; return on capital; return on cost of capital; shareholder value; return on equity; total shareholder return; return on investment; economic value added; return on assets/net assets; stock trading multiples (as measured against investment, net income, operating income, operating income before interest, EBIT, EBITA, EBITDA, pretax income, cash earnings or operating cash flow); stock price; attainment of strategic or operational initiatives; and achievement of operational goals, including but not limited to safety records, outage frequencies and capital and maintenance projects.

Subject to the adjustment provisions described above, the LTIP limits grants to any one participant in any one fiscal year to 200,000 shares subject to options or stock appreciation rights, 100,000 shares of restricted stock or subject to restricted stock units, 100,000 shares subject to performance awards and 100,000 shares subject to annual incentive awards. The LTIP further limits the dollar value payable to any one participant in any one fiscal year on restricted stock units, performance awards or annual incentive awards valued in property other than common stock to the lesser of $3 million or four times the participant’s base salary in the fiscal year. These limitations are intended to comply with the requirements of the exception to the $1 million cap on deduction of compensation paid to certain officers under Section 162(m) of the Code.

Termination of Employment or Services

Options and Stock Appreciation Rights.  Unless otherwise provided in the related grant agreement, if a participant terminates employment or services for any reason prior to the date that an option or stock appreciation right becomes vested, the right to exercise the option or stock appreciation right terminates and all rights cease unless otherwise provided in the grant agreement. If an option or stock appreciation right becomes vested prior to the termination of the employment or services for any reason other than death or disability, then the participant has the right to exercise the option or stock appreciation right to the extent it was exercisable upon termination before the earlier of three months after termination or the expiration of the option or stock appreciation right unless otherwise provided in the related grant agreement. If termination is due to the participant’s death or disability, then the participant or his or her estate may exercise the option or stock appreciation right to the extent it was exercisable upon termination until its expiration date, subject to any limitations in the grant agreement. The Committee may, in its discretion, accelerate the participant’s right to exercise an option or extend the option term, subject to any other limitations.

Restricted Stock and Restricted Stock Units.  If a participant terminates employment or services for any reason, the restricted shares are generally forfeited to us (subject to a refund by us of any purchase price paid by the participant). The Committee, however, may provide, in its sole discretion, in the participant’s agreement that restricted stock or restricted stock units will continue after termination of employment or services. The Committee may also waive any restrictions in its sole discretion except for restrictions on a Code Section 162(m) award. However, the Committee may, for Code Section 162(m) awards, deem restrictions and performance goals satisfied if a participant terminates employment due to death or disability.

Performance Awards.  Performance awards expire and are forfeited upon a participant’s termination of employment or services for any reason. The Committee, however, in its sole discretion, may provide in the grant agreement or otherwise for a continuation of the award after termination or waive any conditions or restrictions for such awards. The Committee may not waive any restrictions or conditions on Code Section 162(m) awards, but it may deem restrictions and conditions satisfied in the event a participant terminates employment due to death or disability.

Annual Incentive Awards.  If a participant terminates employment or services due to disability or death prior to the end of our fiscal year, the participant, or his or her estate, is entitled to a pro-rata payment of the annual incentive award, which will be paid at the same time as regular annual incentive awards are paid. Unless otherwise determined by the Committee, if a participant’s employment or services are terminated for any reason other than death or disability, he or she forfeits the right to the annual incentive award for that fiscal year.

Limitations on Transfer of Awards

No award under the LTIP may be transferable other than by will or the laws of descent and distribution. Stock options and stock appreciation rights may only be exercised by the participant during his or her lifetime. However, a participant may assign or transfer an award, other than an incentive stock option, with the consent of the Committee. All shares of common stock subject to an award will contain a legend restricting the transferability of the shares pursuant to the terms of the LTIP, which can be removed once the restrictions have terminated, lapsed or been satisfied. If the shares are issued in book entry form, a notation to the same restrictive effect as the legend will be placed on the transfer agent’s books.

Termination and Amendment

Currently, no new awards may be granted under the LTIP on or after February 7, 2012. As discussed above, the proposed amendment would extend this period to February 7, 2016, adding an additional four years to the LTIP to make the total length of the LTIP ten years from its initial Board approval. Our Board may terminate or amend the LTIP or the granting of any awards under the LTIP at any time and the Committee may amend the terms of outstanding awards, but shareholder approval will be required for any amendment that materially increases benefits under the LTIP, increases the shares of common stock available under the LTIP (except pursuant to the adjustment provisions of the LTIP), changes the eligibility provisions or modifies the LTIP in a manner requiring shareholder approval under any applicable stock exchange rule. An amendment to the LTIP will not, without the consent of the participant, adversely affect the participant’s outstanding awards except to qualify the awards for exemption under Section 409A of the Code, bring the LTIP into compliance with Section 409A of the Code, or as provided in the grant agreement.

Change in Control of the Company

Awards under the LTIP are generally subject to special provisions upon the occurrence of a change in control transaction of the kind described in the LTIP. Under the LTIP, the Committee may provide in a grant agreement or otherwise that upon a change in control transaction (i) all outstanding options or stock appreciation rights immediately become fully vested and exercisable; (ii) any restriction period on any shares of common stock immediately lapse and the shares become freely transferable; (iii) all performance goals are deemed to have been satisfied and any restrictions on any performance award immediately lapse and the awards become immediately payable; (iv) all performance measures are deemed to have been satisfied for any outstanding annual incentive award, which immediately become payable; or (v) awards may be treated in any other way as determined by the Committee. The Committee may also determine that upon a change in control, any outstanding option or stock appreciation right be cancelled in exchange for payment in cash, stock or other property for each vested share in an amount equal to the excess of the fair market value of the consideration to be paid in the change in control transaction over the exercise price. If we merge with another entity and the successor company assumes an award payable in common stock, such awards will not be accelerated as described above as long as the consideration is substantially equal in fair market value to that of the common stock subject to the awards.

United States Federal Income Tax Consequences

The following discussion is a summary of the federal income tax consequences relating to the grant and exercise of awards under the LTIP and the subsequent sale of common stock that will be acquired under the LTIP. Federal income tax laws and regulations are technical in nature and their application may vary in individual circumstances.

Nonqualified Stock Options.  There will be no federal income tax consequences to a participant or to us upon the grant of a nonqualified stock option. When the participant exercises a nonqualified option, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the option shares on the date of exercise over the exercise price, and we will be allowed a corresponding tax deduction, subject to any applicable limitations under Section 162(m) of the Code. Any gain that a participant realizes when the participant later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the participant held the shares.

Incentive Stock Options.  There will be no federal income tax consequences to a participant or to us upon the grant of an incentive stock option. If the participant holds the option shares for the required holding period of at least two years after the date the option was granted and one year after exercise of the option, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and we will not be entitled to a federal income tax deduction. If the participant disposes of the option shares in a sale, exchange, or other disqualifying disposition before the required holding period ends, the participant will recognize taxable ordinary income in an amount equal to the difference between the exercise price and the lesser of the fair market value of the shares on the date of exercise or the disposition price, and we will be allowed a federal income tax deduction equal to such amount, subject to any applicable limitations under Section 162(m) of the Code. Any amount received by the participant in excess of the fair market value on the exercise date will be taxed to the participant as capital gain, and we will receive no corresponding deduction. While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be a tax preference item that could subject a participant to alternative minimum tax in the year of exercise.

Stock Appreciation Rights.  The participant will not recognize income, and we will not be allowed a tax deduction, at the time a stock appreciation right is granted. When the participant exercises the stock appreciation right, the cash or fair market value of any shares of common stock received will be taxable to the participant as ordinary income, and we will be allowed a federal income tax deduction equal to such amount, subject to any applicable limitations under Section 162(m) of the Code.

Restricted Stock Awards.  Unless a participant makes an election to accelerate recognition of income to the grant date as described below, the participant will not recognize income and we will not be allowed a tax deduction, at the time a restricted stock award is granted. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the common stock as of that date, less any amount paid for the stock, and we will be allowed a corresponding tax deduction, subject to any applicable limitations under Section 162(m) of the Code. If the participant files an election under Section 83(b) of the Code within 30 days after the grant date, the participant will recognize ordinary income as of the grant date equal to the fair market value of the stock as of that date, less any amount paid for the stock, and we will be allowed a corresponding tax deduction at that time, subject to any applicable limitations under Section 162(m) of the Code. Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, such participant will not be able to recover the tax previously paid pursuant to the Section 83(b) election.

Restricted Stock Unit Awards, Performance Awards, and Annual Incentive Awards.  A participant will not recognize income, and we will not be allowed a tax deduction, at the time a restricted stock unit award, performance award or annual incentive award is granted. When a participant receives payment under any such award, the amount of cash received and the fair market value of any shares of stock received will be ordinary income to the participant, and we will be allowed a corresponding tax deduction at that time, subject to any applicable limitations under Section 162(m) of the Code.

Code Section 409A.  Section 409A of the Code has implications that affect traditional deferred compensation plans, as well as certain equity-based awards. Section 409A requires compliance with specific rules regarding the timing of exercise or settlement of equity-based awards. Individuals who hold awards are subject to the following penalties if the terms of such awards are not exempted from or do not comply with the requirements of Section 409A: (i) appreciation is includible in the participant’s gross income for tax purposes once the awards are no longer subject to a “substantial risk of forfeiture” (e.g., upon vesting), (ii) the participant is required to pay interest at the IRS underpayment rate plus one percentage point commencing on the date an award subject to Section 409A is no longer subject to a substantial risk of forfeiture, and (iii) the participant incurs a 20 percent penalty tax on the amount required to be included in income. The LTIP and the awards granted thereunder are intended to be exempt from or conform to the requirements of Section 409A.

PROPOSAL 5 — APPROVAL OF AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN

The Board of Directors is seeking approval of an amendment to the ITC Holdings Corp. Employee Stock Purchase Plan, or ESPP, that will extend the term of the plan an additional four years, changing the expiration date of the plan from February 7, 2012 to February 7, 2016. On February 8, 2006, our Board of Directors adopted the ESPP and our shareholders approved it on May 17, 2006. Our Board approved the amendment to the ESPP on April 6, 2011. A copy of the ESPP, as amended, will be filed with the SEC simultaneously with this proxy statement. We suggest that you read the ESPP, as amended, in its entirety for a more complete understanding of the proposed amendment.

Summary of the ESPP

The purpose of the ESPP is to encourage employee stock ownership, thus aligning their interests with those of shareholders, and to enhance the ability of the Company to attract, motivate and retain qualified employees. We believe that the Plan offers a convenient means for our employees who might not otherwise own our common shares to purchase and hold common shares. We also believe that the ability to acquire shares at a discount to market and without broker fees offers a meaningful incentive to participate. Our employees’ continuing economic interests as shareholders in our performance and success should further enhance our potential for growth and profitability. Extending the term of the ESPP an additional four years will allow us to continue to provide such incentives under the ESPP.

Shares Subject to the ESPP

The ESPP covers an aggregate of 180,000 shares of our common stock. If any purchase right under the ESPP terminates, is cancelled or expires without having been exercised in full, the underlying common shares that were not purchased are again available under the ESPP, unless the ESPP has been terminated. To prevent dilution or enlargement of the rights of participants under the ESPP, appropriate adjustments will be made if any change is made to our outstanding common shares by reason of any merger, reorganization, consolidation, recapitalization, dividend or distribution, stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting our common stock or its value.

ESPP Participants

All employees of the Company and its subsidiaries, including officers and directors who are employees, who have (i) completed six full months of service with the Company, and (ii) whose customary employment is for more than 20 hours per week and five or more months per calendar year at the time of an offer, is eligible to participate in the ESPP, unless after the grant of purchase rights under the ESPP, the employee would own common stock exceeding 5% of the total combined voting power or value of all outstanding common stock of the Company or its subsidiaries (as calculated under the attribution rules in the Code). Participation in the ESPP is voluntary and is dependent upon each eligible employee’s election to participate and his or her determination as to the desired level of participation, subject to the ESPP’s limits. As of the record date, approximately 425 of our employees were eligible to participate in the ESPP. Since participation is voluntary and the number of purchase periods and the purchase prices of shares under the ESPP are subject to the discretion of the Compensation Committee and prevailing market prices of the common stock from time to time, the benefits to be received by participants are not determinable.

Purchases Under the ESPP

The ESPP is administered by the Compensation Committee, which has broad power under the ESPP to make determinations under the ESPP, to interpret the terms of the ESPP and to establish rules and regulations for its administration. Whether offers will be made under the ESPP and the beginning and ending dates of the related purchase periods are determined by the Compensation Committee. A purchase period may be not less than three months nor more than 27 months. The purchase price at which shares may be purchased by participants is determined by the Compensation Committee at the beginning of the purchase period and will not be less than the lesser of 85% of the fair market value per share of the common stock on the first day of the purchase period or 85% of the fair market value per share on the last day of the purchase period. As of the record date, the closing sale price of our common stock was $67.90.

On the first day of each purchase period, each participant who has elected to participate in the purchase period receives a non-transferable option to purchase, on the last day of the purchase period, as many whole common shares as the participant can purchase with the payroll deductions credited to his or her account during that period. The option to purchase will be exercised automatically on the last day of the purchase period. Fractional shares will not be issued under the ESPP, and any amount remaining in the participant’s account after such exercise will be held for the purchase of common shares in the next purchase period.

Participants may purchase shares by submitting an enrollment form to the Company, during the election period established by the Compensation Committee and prior to the beginning of the purchase period, stating the participant’s election to have payroll deductions made for the purpose of participating in the ESPP. Payroll deduction amounts may not exceed 10% of the participant’s after-tax base salary, nor may a participant purchase more than 232 shares of common stock in any three month purchase period (adjusted upward for any purchase period of more than three months) or, in any calendar year, shares having a fair market value of more than $25,000. After initial enrollment in the ESPP, payroll deductions will continue from purchase period to purchase period unless the participant makes another election to terminate his or her payroll deductions, terminates his or her employment with the Company or becomes ineligible to participate in the ESPP. An employee may suspend payroll deductions during a purchase period only at the discretion of the Company in the event of an unforeseen hardship; provided however, that payroll deductions made prior to approval of the suspension by the Company shall still be used to purchase stock for the employee at the end of the purchase period. The amounts deducted will be credited to the participant’s account under the ESPP, but we will not establish any actual separate account to hold such amounts and we will not pay any interest on the deducted amounts.

If insufficient shares remain available in any offering period under the ESPP, the shares available will be allocated pro rata among the participants in that offering period in the same proportion that their base salary bears to the total of the base salaries of all participants for that purchase period. Any amounts not applied to the purchase of common shares will be refunded to the participants after the end of the offering period without interest.

If a participant ceases to be one of our employees for any reason, the Company will issue a check to the former employee or his or her estate, within a reasonable time after termination, in the amount of all payroll deductions collected from the participant and not used to purchase shares as of the termination date.

Because participation in the ESPP is voluntary and elective, the benefits or amounts that any participant or group of participants may receive if the proposed amendment to the ESPP is approved are not currently determinable. The table below contains the benefits or amounts that the individuals and groups listed below have received under the ESPP since its inception. No associates of our directors or executive officers have purchased any shares under the ESPP and no one has individually received more than 5% of the shares issued under the ESPP.

Number of
Shares
Purchased
Participants	Under the ESPP

Joseph L. Welch	—
Cameron M. Bready	—
Edward M. Rahill	742
Linda H. Blair	—
Jon E. Jipping	—
All executive officers as a group	742
All current directors who are not executive officers as a group	—
All non-executive employees as a group	85,746

Restriction on Transfer

Unless otherwise permitted by the Compensation Committee, shares purchased under the ESPP may not be sold, transferred or otherwise disposed of for six months after the purchase period in which they were acquired. The right to acquire shares under the ESPP is not transferable.

Amendment of the ESPP

Currently, no purchase periods may begin after February 7, 2012. Our proposed amendment would extend this period to February 7, 2016, adding an additional four years to the ESPP to make the total length of the ESPP ten years from its initial Board approval. The Board may amend the ESPP at any time, but no amendment may disqualify the ESPP under Section 423 of the Code or Rule 16b-3 under the Securities Exchange Act of 1934, as amended, without shareholder approval. No amendment or termination will adversely affect any right to purchase shares that has been granted under the ESPP without the consent of the participant.

Change in Control of the Company

If we are acquired or are otherwise involved in a change in control transaction in which the Company is the surviving entity, each participant will be entitled to receive, at the end of the purchase period, in lieu of the shares which the participant is otherwise entitled to receive, the consideration which the participant would have been entitled to receive pursuant to the terms of the applicable agreement at the time of the change in control transaction if the participant had been a holder of record of such shares. In addition, in the event of a change in control transaction, the Committee may terminate the purchase period as of the date of the change in control transaction and cause each participant to have his or her outstanding rights to acquire common shares under the ESPP exercised as of the time immediately prior to the change in control transaction to the extent payroll deductions were made prior to such time. If a change in control transaction occurs in which the Company is not the surviving entity, the purchase period automatically will terminate as of the date of the change in control transaction and each participant’s outstanding rights to acquire common shares under the ESPP will be exercised as of the time immediately prior to the change in control transaction to the extent payroll deductions were made prior to such time.

United States Federal Income Tax Consequences

The following is a general summary of the material United States federal income tax consequences to us and to participants in the ESPP based on the Internal Revenue Code as currently in effect. This summary is necessarily general in nature and does not purport to be complete.

The ESPP is intended to be an “employee stock purchase plan” as defined in Section 423 of the Internal Revenue Code. That section provides that a participant in the ESPP will generally realize no taxable income as a result of the grant or exercise of rights to acquire common shares under the ESPP. Amounts deducted from a participant’s compensation to purchase shares under the ESPP are taxable income to participants in the year in which the amounts would otherwise have been received.

If the shares acquired under the ESPP are sold by the participant more than two years after the grant of the applicable right (i.e. , the beginning of the applicable offering period) and one year from the exercise date, the participant will recognize as ordinary income an amount equal to the lesser of (1) the amount by which the fair market value of the shares when purchased exceeds the purchase price ( i.e ., the discount below fair market value), or (2) the amount, if any, by which the fair market value of the shares at the time of the sale exceeds the purchase price. The participant’s tax basis in the shares purchased will increase by the amount recognized as ordinary compensation income and any further gain recognized on the sale will be treated as capital gain. We will not be entitled to a deduction for federal income tax purposes with respect to such sale.

However, if the shares acquired under the ESPP are sold by the participant within two years after the grant of the applicable right or within one year of the exercise date, the participant will recognize ordinary income in the year of such sale, the amount of which generally will be the excess of the fair market value of the shares on the date the shares were purchased (i.e ., the end of the applicable offering period) over the purchase price for those shares. The participant’s tax basis will increase by the amount recognized as compensation and any further gain or loss realized upon the sale will be capital gain or loss. In general, we will be entitled to a tax deduction for federal income tax purposes at the time of such sale in an amount equal to the ordinary compensation income recognized by the participant. However, if the participant is one of our five most highly compensated employees in the year of sale, no deduction will be available to us to the extent the participant’s total ordinary compensation income during that year exceeds $1 million.

Vote Required

We are seeking shareholder approval of this proposal to continue to satisfy the requirements of Code Section 423 and to comply with applicable rules of the New York Stock Exchange. Approval of the proposed amendment to the ESPP requires the affirmative vote of a majority of the votes cast by the holders of common shares entitled to vote on the proposal. Abstentions, withheld votes and broker non-votes will not be deemed votes cast in determining approval of this proposal and will not have the effect of a vote for or against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN

PROPOSAL 6 — APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte has acted as our independent registered public accounting firm to audit the financial statements of the Company and its consolidated subsidiaries since the Company’s inception in 2003, and acted as such in 2010. The Audit and Finance Committee has appointed Deloitte to act as the independent registered public accountants to audit our 2011 consolidated financial statements. As a matter of good corporate practice, we are asking our shareholders to ratify the appointment of Deloitte as our independent registered public accounting firm for 2011. The affirmative vote of the holders of a majority of the shares of our common stock voting in person or by proxy is required to ratify the appointment of the independent registered public accounting firm. Abstentions and broker non-votes will be disregarded for purposes of determining the number of votes counted toward this vote. If the shareholders fail to ratify the appointment of Deloitte, the Audit and Finance Committee would reconsider its appointment. Even if the appointment is ratified, the Audit and Finance Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit and Finance Committee determines that such a change would be in our shareholders’ best interests.

Representatives of Deloitte are expected to be present at the 2011 Annual Meeting and to be available to respond to appropriate questions. The representatives will also be provided an opportunity to make a statement, if they so desire.

The following table provides a summary of the aggregate fees incurred for Deloitte’s services in 2010 and 2009:

	2010	2009

Audit fees(1)	$1,360,748	$1,609,796
Audit-related fees(2)	$117,380	$100,000
Tax fees(3)	$189,240	$233,570
All other fees(4)	$4,000	$6,805
Total fees	$1,671,368	$1,950,171

(1)	Audit fees were for professional services rendered for the audit of our consolidated financial statements and internal controls and reviews of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Deloitte in connection with statutory and regulatory filing engagements. The fees also include amounts for the services provided in connection with our securities offerings.

(2)	Audit-related fees were for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include the audit of our employee benefit plans and accounting consultations.

(3)	Tax fees were professional services for federal and state tax compliance, tax advice and tax planning.

(4)	All other fees were for services other than the services reported above. These services included subscriptions to the Deloitte Accounting Research Tool.

The Audit and Finance Committee of the Board of Directors does not consider the provision of the services described above by Deloitte to be incompatible with the maintenance of Deloitte’s independence.

The Audit and Finance Committee has adopted a pre-approval policy for all audit and non-audit services pursuant to which it pre-approves all audit and non-audit services provided by the independent registered public accounting firm prior to the engagement with respect to such services. To the extent that we need an engagement for audit and/or non-audit services between Audit and Finance Committee meetings, the Audit and Finance Committee chairman is authorized by the Audit and Finance Committee to approve the required engagement on its behalf.

The Audit and Finance Committee approved all of the services performed by Deloitte in 2010.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFYING THE APPOINTMENT OF DELOITTE & TOUCHE, LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM TO AUDIT THE COMPANY’S 2011 CONSOLIDATED FINANCIAL STATEMENTS.

CERTAIN TRANSACTIONS

Pursuant to its charter, the Nominating/Corporate Governance Committee is charged with monitoring and reviewing issues involving independence and potential conflicts of interest with respect to our directors and executive officers. As required by applicable New York Stock Exchange rules, the Nominating/Corporate Governance Committee also determines whether or not a particular relationship serves the best interest of the Company and its shareholders and whether the relationship should be continued or eliminated. In addition, our Code of Business Conduct and Ethics generally forbids conflicts of interest unless approved by the Board or a designated committee.

Although the Company does not have a written policy with regard to the approval of transactions between the Company and its executive officers and directors, each director and officer must annually submit a form to the General Counsel disclosing his or her conflicts or potential conflicts of interest or certifying that no such conflicts of interest exist. Throughout the year, if any transaction constituting a conflict of interest arises or circumstances otherwise change that would cause a director’s or officer’s annual conflict certification to become incorrect, the director or officer must inform the General Counsel of such circumstances. The Nominating/Corporate Governance Committee reviews existing conflicts as well as potential conflicts of interest and determines whether any further action is necessary, such as recommending to the Board whether a director or officer should be requested to offer his or her resignation. Where the Board makes a determination regarding a potential conflict of interest, a majority of the Board (excluding any interested member or members) shall decide upon an appropriate course of action. Additionally, any director or officer who has a question about whether a conflict exists must bring it to the attention of the Company’s General Counsel or Chairperson of the Nominating/Corporate Governance Committee.

With the approval of the Nominating/Corporate Governance Committee, Clayton Welch, Jennifer Welch, Jessica Welch and Katie Welch (each of whom is a son, daughter or daughter-in-law of Joseph L. Welch, the Company’s chief executive officer) were employed by us as a Senior Engineer, Fleet Manager, Manager of Warehouse and Logistics, and Intermediate Accountant, respectively, during 2010 and continue to be employed by us. These individuals are employed on an “at will” basis and compensated on the same basis as our other employees of similar function, seniority and responsibility without regard to their relationship with Mr. Welch. These four individuals, none of whom resides with or is supported financially by Mr. Welch, received aggregate salary, bonus and taxable perquisites for services rendered in the above capacities totaling $304,396 during 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors, executive officers and ten percent owners to file reports of holdings and transactions in our stock with the SEC. Based solely upon a review of Forms 3, 4 and 5 and amendments thereto and written representations furnished to us, our officers, directors and ten percent owners timely filed all required reports since the beginning of 2010 pursuant to Section 16(a) of the Exchange Act.

By Order of the Board of Directors,

Wendy A. McIntyre
Secretary

Novi, Michigan
April 21, 2011

NNNNNNNNNNNN NNNNNNNNN IMPORTANT ANNUAL MEETING INFORMATION 000004 ENDORSEMENT_LINE______________ SACKPACK_____________ MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. NNNNNNNNNNNNNNN C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on May 25, 2011. Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message. Annual Meeting Proxy Card 1234 5678 9012 345 . IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. . A Election of Directors — The Board of Directors recommends a vote FOR all the nominees listed. 1. Election of Directors: For Withhold For Withhold For Withhold 01 — Edward G. Jepsen + 02 — Richard D. McLellan 03 — William J. Museler 04 — Hazel R. O’Leary 05 — Gordon Bennett Stewart, III 06 — Lee C. Stewart 07 — Joseph L. Welch B Company Proposals — The Board of Directors recommends a vote FOR proposals 2, 4, 5 and 6 and for proposal 3 a vote FOR three years. 2. To approve, by non-binding vote, executive compensation. 4. Approval of an amendment and restatement to our Amended and Restated 2006 Long Term Incentive Plan to provide for an extension of the term of the plan for an additional four years and ratifying the performance measures available. 6. Ratification of the appointment of Deloitte & Touche LLP as independent registered public accountants for 2011. For Against Abstain For Against Abstain For Against Abstain 1 Yr 3. To recommend, by non-binding vote, the frequency of the executive compensation votes. 5. Approval of an amendment to our Employee Stock Purchase Plan to provide for an extension of the term of the plan for an additional four years. 2 Yrs 3 Yrs Abstain For Against Abstain C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please date and sign exactly as name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE C 1234567890 J N T 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1UPX 1149781 MR A SAMP LE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNN + 01BSAC

. . IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. . Proxy — ITC Holdings Corp. + Proxy Solicited by Board of Directors for the Annual Meeting of Shareholders — May 26, 2011 The undersigned hereby appoints Cameron M. Bready or Daniel J. Oginsky, or either of them, with power of substitution, attorneys and proxies, for and in the name and place of the undersigned, to vote the number of shares of Common Stock that the undersigned would be entitled to vote if then personally present at the Annual Meeting of Shareholders of ITC Holdings Corp., to be held at the Company’s headquarters, 27175 Energy Way, Novi, Michigan on Thursday, May 26, 2011, at 9:00 a.m., Eastern Daylight Time, and any adjournments or postponements thereof, upon the matters set forth in the Notice of Annual Meeting and Proxy Statement dated April 21, 2011 (receipt of which is hereby acknowledged) as designated on the reverse side, and in their discretion, the proxies are authorized to vote upon such other business as may come before the meeting, including the election of any person to the Board of Directors where a nominee named in the Proxy Statement dated April 21, 2011 is unable to serve or, for good cause, will not serve. The undersigned ratifies that the proxies or either of them or their substitutes may lawfully do or cause to be done by virtue hereof and revokes all former proxies. This proxy when executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the nominees in Proposal 1 and FOR Proposals 2, 4, 5 and 6 and FOR 3 years for Proposal 3. PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE AND RETURN IN THE ENCLOSED ENVELOPE. (Continued and to be voted on reverse side.) D Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A — D ON BOTH SIDES OF THIS CARD. +

. NNNNNNNNNNNN IMPORTANT ANNUAL MEETING INFORMATION NNNNNNNNN Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 3 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Election of Directors — The Board of Directors recommends a vote FOR all the nominees listed. 1. Election of Directors: For Withhold For Withhold For Withhold + 01 - Edward G. Jepsen 02 — Richard D. McLellan 03 — William J. Museler 04 — Hazel R. O’Leary 05 — Gordon Bennett Stewart, III 06 — Lee C. Stewart 07 — Joseph L. Welch B Company Proposals — The Board of Directors recommends a vote FOR proposals 2, 4, 5 and 6 and for proposal 3 a vote FOR three years. For Against Abstain 1 Yr 2 Yrs 3 Yrs Abstain 2. To approve, by non-binding vote, executive compensation. 3. To recommend, by non-binding vote, the frequency of the executive compensation votes. For Against Abstain For Against Abstain 4. Approval of an amendment and restatement to our Amended 5. Approval of an amendment to our Employee Stock and Restated 2006 Long Term Incentive Plan to provide for Purchase Plan to provide for an extension of the an extension of the term of the plan for an additional four term of the plan for an additional four years. years and ratifying the performance measures available. For Against Abstain 6. Ratification of the appointment of Deloitte & Touche LLP as independent registered public accountants for 2011. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please date and sign exactly as name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1 U P X 1 1 4 9 7 8 2 + 01BSBB .

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — ITC Holdings Corp. Proxy Solicited by Board of Directors for the Annual Meeting of Shareholders — May 26, 2011 The undersigned hereby appoints Cameron M. Bready or Daniel J. Oginsky, or either of them, with power of substitution, attorneys and proxies, for and in the name and place of the undersigned, to vote the number of shares of Common Stock that the undersigned would be entitled to vote if then personally present at the Annual Meeting of Shareholders of ITC Holdings Corp., to be held at the Company’s headquarters, 27175 Energy Way, Novi, Michigan on Thursday, May 26, 2011, at 9:00 a.m., Eastern Daylight Time, and any adjournments or postponements thereof, upon the matters set forth in the Notice of Annual Meeting and Proxy Statement dated April 21, 2011 (receipt of which is hereby acknowledged) as designated on the reverse side, and in their discretion, the proxies are authorized to vote upon such other business as may come before the meeting, including the election of any person to the Board of Directors where a nominee named in the Proxy Statement dated April 21, 2011 is unable to serve or, for good cause, will not serve. The undersigned ratifies that the proxies or either of them or their substitutes may lawfully do or cause to be done by virtue hereof and revokes all former proxies. This proxy when executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the nominees in Proposal 1 and FOR Proposals 2, 4, 5 and 6 and FOR 3 years for Proposal 3. PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE AND RETURN IN THE ENCLOSED ENVELOPE. (Continued and to be voted on reverse side.) IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A — C ON THIS CARD.